                                                                  EXHIBIT 10.1


                                                                  EXECUTION COPY



                       JOINT VENTURE FORMATION AGREEMENT


                                  BY AND AMONG

                         NATIONSBANK N.A. (CAROLINAS),
                       NATIONSBANK OF FLORIDA, N.A., AND
                         NATIONAL BANCARD CORPORATION,

                    AND JOINED IN BY NATIONSBANK CORPORATION
                   AND FIRST FINANCIAL MANAGEMENT CORPORATION



                                 April 2, 1995

                               TABLE OF CONTENTS

ARTICLE 1:  DEFINITIONS...................................................   2
     1.1   Definitions....................................................   2

ARTICLE 2:  PURCHASE OF BUSINESS AND ASSETS...............................  10
     2.1   Purchase of Business from Selling Banks........................  10
     2.2   Purchase of Terminal Rental Agreements.........................  11
     2.3   Purchase of TMS and Certain Fixed Assets.......................  12
     2.4   Price..........................................................  12

ARTICLE 3:  FORMATION OF THE PARTNERSHIP..................................  13
     3.1   Purpose of the Joint Venture...................................  13
     3.2   Formation of the Partnership...................................  13
     3.3   Business of the Partnership....................................  13
     3.4   Capital Contributions..........................................  13
     3.5   Contract Ownership.............................................  16
     3.6   Indemnified Contracts..........................................  17
     3.7   Assumption of Certain Liabilities..............................  19
     3.8   Management of the Partnership..................................  20
           (a)    Powers..................................................  20
           (b)    Composition.............................................  20
           (c)    Resignations............................................  20
           (d)    Vacancies...............................................  20
           (e)    Meetings................................................  20
           (f)    Procedure...............................................  21
           (g)    Voting, Quorum and Action;  Major Decisions.............  21
           (h)    Matters Reserved for the NB Sub.........................  21
           (i)    Veto Rights.............................................  22
           (j)    Special NB Sub Veto Rights..............................  22
     3.9   President and Controller.......................................  23
     3.10  Name and Trademark.............................................  23

ARTICLE 4:  INFORMATION AND SERVICES......................................  23
     4.1   Processing Information.........................................  24
     4.2   Banking Services...............................................  24
     4.3   NaBANCO Services...............................................  24
     4.4   Pricing of Services............................................  24
     4.5   Card Activity..................................................  26
     4.6   Business Plan..................................................  27

ARTICLE 5:  EXCLUSIVITY AND TERRITORIES...................................  27
     5.1   Exclusivity - Partnership Territory............................  27
     5.2   Exceptions from Exclusivity....................................  28

     5.3   NaBANCO Sales..................................................  28
     5.4   National Merchants.............................................  29
     5.5   Exclusivity-Expansion Territory................................  30
     5.6   Acquired Business..............................................  33

ARTICLE 6:  TERMINATION...................................................  34
     6.1   Termination Events.............................................  34
     6.2   Termination Notice.............................................  35
     6.3   Additional Rights of Termination...............................  35
     6.4   Effect on Capital Contribution Obligations.....................  37

ARTICLE 7:  LIQUIDATION...................................................  37
     7.1   Rights on Termination..........................................  37
     7.2   Partnership Liquidation........................................  38
     7.3   Non-Compete Covenant...........................................  40
     7.4   On-Going Services..............................................  40
     7.5   Early Liquidation..............................................  41
     7.6   Termination Fee................................................  41

ARTICLE 8:  CASH ADVANCES.................................................  41
     8.1   Purchase of Cash Advance Fees..................................  41
     8.2   Cash Advance Services..........................................  42
     8.3   Purchase Price Refund..........................................  43
     8.4   Purchase of Cash Advance Revenues by a NaBANCO Group Member....  43

ARTICLE 9:  NORFOLK; EMPLOYEES; BINs AND ICAs; OTHER MATTERS..............  44
     9.1   NB Group Merchant Operation and Conversion Expenses............  44
     9.2   Employees......................................................  45
           (a)  Identification............................................  45
           (b)  Severance Pay.............................................  45
           (c)  Benefits..................................................  46
     9.3   Transition Arrangements........................................  47
     9.4   NationsBank's BINs and ICAs....................................  47
     9.5   Payment System Indemnity.......................................  48
     9.6   Special Fee....................................................  48

ARTICLE 10: CLOSING.......................................................  48
     10.1  Closing........................................................  48

ARTICLE 11:  REPRESENTATIONS AND WARRANTIES...............................  49
     11.1  Representations and Warranties of NaBANCO......................  49
           (a)  Corporate Organization....................................  49

           (b)  Capacity; Authorization...................................  49
           (c)  No Brokers................................................  49
           (d)  No Violation..............................................  49
           (e)  Regulatory Applications...................................  50
           (f)  Financial Information.....................................  50
     11.2  Representations and Warranties of the Banks....................  50
           (a)  Corporate Organization....................................  50
           (b)  Capacity; Authorization...................................  50
           (c)  No Brokers................................................  51
           (d)  No Violation..............................................  51
           (e)  Regulatory Applications...................................  51
           (f)  Financial Information.....................................  51

ARTICLE 12: ADDITIONAL COVENANTS..........................................  52
     12.1  Regulatory and Other Approvals.................................  52
           (a)  Pursuit of Required Approvals.............................  52
           (b)  Cooperation...............................................  53
           (c)  Regulatory Applications...................................  53
     12.2  Publicity......................................................  53
     12.3  Confidentiality................................................  53
           (a)  Disclosure Limitation.....................................  53
           (b)  Confidentiality After Termination.........................  54
           (c)  Partnership Affected......................................  54
           (d)  Survival..................................................  54
     12.4  Gain Recognition Election......................................  54

ARTICLE 13: CONDITIONS PRECEDENT TO CLOSING...............................  54
     13.1  Mutual Conditions to Obligation to
           Close..........................................................  54
           (a)  No Violations of Law, Litigation, Etc.....................  55
           (b)  Approvals.................................................  55
     13.2  Additional Conditions to
           Obligations of the NaBANCO Parties.............................  55
           (a)  Representations and Warranties, Etc.......................  55
           (b)  Authorization, Execution and
           Delivery of Documents..........................................  56
     13.3  Additional Conditions to Obligations of the NB Parties.........  56
           (a)  Representations and Warranties, Etc.......................  56
           (b)  Authorization, Execution, and Delivery of Documents.......  56

ARTICLE 14:  MISCELLANEOUS PROVISIONS.....................................  57
     14.1  Notices........................................................  57
     14.2  No Agency......................................................  58
     14.3  Severability...................................................  59
     14.4  Entire Agreement...............................................  59
     14.5  Drafting Responsibility........................................  59
     14.6  Assignment and Succession; Assignments in Violation Void.......  59

     14.7  Expenses of Transaction........................................  60
     14.8  Waivers; Consents..............................................  60
     14.9  Further Assurances.............................................  60
     14.10 Absence of Third-Party Beneficiaries...........................  60
     14.11 Governing Law..................................................  61
     14.12 Alternative Dispute Resolution.................................  61
     14.13 Counterparts...................................................  63

                               LIST OF SCHEDULES
                               -----------------


     Schedule 3.4A                   Summary of Capitalization Plan
     Schedule 3.4B                   Pro Forma
     Schedule 4.4                    Included Services

                       JOINT VENTURE FORMATION AGREEMENT


     THIS JOINT VENTURE FORMATION AGREEMENT is entered into this 2nd day of April 1995, effective as of March 31, 1995, by and among NationsBank N.A. (Carolinas), NationsBank of Florida, N.A., both national banking associations (jointly and severally, the "Banks"), and National Bancard Corporation, a Florida corporation ("NaBANCO"). In addition, NationsBank Corporation, a North Carolina corporation ("NationsBank") that indirectly owns the Banks and directly or indirectly owns all of the Banks' Affiliates, and First Financial Management Corporation, a Georgia corporation ("FFMC") that owns NaBANCO and directly or indirectly owns all of NaBANCO's Affiliates, join in this Agreement for the purposes provided herein.


                                R E C I T A L S
                                ---------------

          A. The "NB Group" and the "NaBANCO Group" (as defined below) wish to create a joint venture arrangement (the "Joint Venture") which will establish the partnership described below (the "Partnership") and will engage in other cooperative efforts.

          B. The Partnership will be formed as a general partnership under Georgia law. The sole general partners of the Partnership will be NationsBank Merchant Services, a wholly-owned indirect subsidiary of the Banks which is a North Carolina partnership (the "NB Sub"), and NaBANCO Georgia, Inc., a wholly-owned subsidiary of NaBANCO which is a Georgia corporation (the "NaBANCO Sub") (the NB Sub and the NaBANCO Sub being collectively referred to as the "Partners"). The Partnership will conduct the business of the Joint Venture utilizing the personnel, customer contracts and other assets and services to be contributed by the Partners and provided by their Affiliates pursuant to this JV Agreement, the Partnership Agreement and certain other agreements described more fully herein.

          C. FFMC and NationsBank are joining in this JV Agreement for purposes of agreeing that the NaBANCO Group and the NB Group, respectively, will comply with all of the provisions of this JV Agreement, will enter into the "Related Agreements" (as defined below) as applicable and will comply with all of the applicable provisions of the Related Agreements.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Banks, NaBANCO, NationsBank and FFMC agree as follows:

                                 A G R E E M E N T
                                 -----------------

ARTICLE 1:  DEFINITIONS
- -----------------------

     1.1  Definitions.
          -----------

     For the purpose of this JV Agreement, the following definitions, whether in the singular or in the plural, shall apply:

     "Acquired Business" shall mean any Merchant Processing Business acquired by
      -----------------
     a Group member subsequent to the formation of the Partnership, if, but only to the extent that, Merchant Processing Services are thereby provided to Regional Merchants (other than Excepted Merchants in the case of a NaBANCO Group Acquired Business) located within the Partnership Territory.

     "Acquired Portfolio Purchase Price" shall mean, unless otherwise agreed to
      ---------------------------------
     by the parties, a price equal to: 1.75 times the Annual Gross Profit if the portfolio is purchased from a NB Group member; or the higher of (i)
     1.75 times the Annual Gross Profit or (ii) the price (based on a multiple of Annual Gross Profit) paid by the NaBANCO Group member for any such portfolio if the portfolio is purchased from a NaBANCO Group member within twelve months after it was purchased by the NaBANCO Group member; plus, in each case one times terminal net rental income and net book value of terminals and similar fixed assets, in each case based on the Regional Merchants (other than Excepted Merchants in the case of a NaBANCO Group Acquired Business) included in the portfolio purchased and located within the Partnership Territory. The Annual Gross Profit and terminal net rental income shall be computed using the same methodology set forth in Section 3.4(e), an agreed upon twelve-month period and the applicable merchant's available operating history with the seller from which the acquiring Group Member acquired the Acquired Business. For purposes of calculating the Acquired Portfolio Purchase Price, Annual Gross Profit shall include authorization fees received from merchants, net of related authorization costs paid to third parties.

     "Affected NB Employees" shall have the meaning set forth in Section 9.2(c).
      ---------------------

     "Affiliate" of a Person shall mean another Person that directly, or
      ---------
     indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

     "Agreed Value" shall have the meaning set forth in Section 3.4(d).
      ------------

     "Agreement" shall mean with respect to any Person any contract, agreement,
      ---------
     arrangement, commitment, lease, license, note, bond, indenture, mortgage, deed of trust, lien, instrument or other understanding, whether written or oral, to which such

     Person is a party or by which its properties or assets may be subject or affected or under which it or its business, properties or assets receive benefits.

     "Annual Gross Profit" shall mean the gross revenue from the provision of
      -------------------
     Merchant Processing Services minus assessments, interchange fees, equipment sales and rental revenue, and authorization fees associated with the applicable Merchant Processing Business for a twelve-month period to be determined by the parties, which period shall not end earlier than three months preceding the date of the transfer; provided, however, that for purposes of Section 7.2 only, such term shall include, rather than exclude, the net equipment rental revenue from each applicable merchant. For purposes of Sections 7.1 and 7.2 only, Annual Gross Profit shall include authorization fees received from merchants, net of related authorization costs paid to third parties. Annual Gross Profit shall not include manual cash disbursement reimbursement fees (cash advances).

     "Applicable Law" shall mean with respect to any party any federal, state,
      --------------
     local or foreign statute, law, ordinance, rule, regulation, order, administrative interpretation, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such party or to its business, properties or assets.

     "Approvals" shall mean all approvals, consents, authorizations and similar
      ---------
     actions that are necessary or required by any Governmental Authority, any Card Association, or any other Person, in order to consummate the transactions contemplated hereunder or under any of the Related Agreements.

     "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement
      ------------------------
     to be entered into by and among certain members of the NaBANCO Group and certain members of the NB Group as provided in Article 2 of this Agreement, which, in addition to providing for the purchase of certain assets by members of the NaBANCO Group from the NB Group, shall also contain mutual representations, warranties and indemnities (subject to mutually agreed upon differences) from the NaBANCO Group and the NB Group with respect to the assets each will contribute to the Partnership (excluding the assets purchased by the NaBANCO Group from the NB Group in the case of the representations, warranties and indemnities from the NaBANCO Group, and including such assets in those given by the NB Group).

     "Bankcard Merchant Processing Services" shall have the meaning set forth
      -------------------------------------
     under the definition of "Merchant Processing Business."

     "Capitalization Plan" shall have the meaning set forth in Section 3.4(a).
      -------------------

     "Card Associations" shall mean Visa U.S.A., Visa International, MasterCard
      -----------------
     International, Interlink, Maestro and any other association or card issuer having proprietary rights to and clearing and oversight responsibilities with respect to any credit or debit card used to effect transactions processed hereunder and shall also include any debit card network utilized to authorize or settle any debit card used to effect transactions processed hereunder and pursuant to the Sponsorship and Services Agreement.

     "Card Association Rules" shall mean the by-laws, rules, regulations, orders
      ----------------------
     and interpretations issued by the respective Card Associations applicable to the performance of Merchant Processing Services and related matters, as amended from time to time by the respective Card Associations.

     "Cash Advance Fees" shall have the meaning set forth in Section 8.1.
      -----------------

     "Cash Advances" shall have the meaning set forth in Section 8.1.
      -------------

     "Closing" shall have the meaning set forth in Section 10.1.
      -------

     "Closing Date" shall have the meaning set forth in Section 10.1.
      ------------

     "Control" or "Controlled" shall mean the ability of any Person, directly or
      -----------------------
     indirectly, to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Dispute" shall mean any dispute arising out of or relating to this JV
      -------
     Agreement, a breach hereof, or the transactions contemplated hereby, including any claim based on or arising from an alleged tort.

     "Effective Date" shall have the meaning set forth in Section 10.1.
      --------------

     "Excepted Merchant" shall mean:
      -----------------

     (a) In the Initial Territory, existing NaBANCO merchants not contributed to the Partnership at formation and, in any Expansion Territory, then existing NaBANCO Merchants not purchased or contributed to the Partnership in accordance with the provisions of Sections 5.5 and 5.6 hereof.

     (b) MOTO Merchants except Permitted MOTO Merchants, provided, however, that for purposes of exclusive rights of the Partnership to provide services hereunder, business to business Permitted MOTO Merchants shall not be restricted.

     (c) NaBANCO merchants referred to NaBANCO by the Discover Card sales force.

     (d) Any TeleCheck customer for which NaBANCO is providing the Merchant Processing Business in the Initial Territory as of the Closing Date or in any Expansion Territory at the time such territory becomes a Partnership Territory.

     (e) Any Regional Merchant to which NaBANCO (or any subsidiary of NaBANCO which may be used to conduct any portion of NaBANCO's Merchant Processing Business) provides Merchant Processing Services in conjunction with services provided by any NaBANCO Affiliate so long as: (i) such Merchant Processing Business is ancillary to such Affiliate's primary business; (ii) the NaBANCO Sub has notified the NB Sub of such services in the Initial and Expansion Territory, and (iii) either (x) the total annualized bankcard volume sold in a calendar year by all such Affiliates in the aggregate within the Partnership Territory to merchants who are not otherwise Excluded Merchants does not exceed nine percent (9%) of the bankcard volume processed by the Partnership in the Partnership Territory in the preceding calendar year or (y) NaBANCO takes appropriate steps to produce the same economic results to the NB Sub as if any portion of such annualized bankcard volume in excess of such nine percent (9%) limit had been generated directly by the Partnership.

     (f) Merchants that would ordinarily be Partnership merchants but that are independent "sub-merchants" of an entity, the primary business of which is not the Bankcard Merchant Processing Business, acquired by any NaBANCO Group member. For example, Western Union Financial Services, Inc. ("FSI") would be a National Merchant if NaBANCO were providing the Merchant Processing Business to FSI. Now that NaBANCO owns FSI, the individual Western Union agents are, or may be seen as
          being "merchants."   Notwithstanding the fact that such "merchants"
          may well have annual sales volumes of under $100 million, they will not be Partnership merchants.

     "Excluded Merchants" shall mean in the Target Market, the Initial Territory
      ------------------
     and any Expansion Territory:

     (a)  National Merchants; and

     (b)  The United States Postal Service.

     "Expansion Territory" shall mean any of the lower 48 states of the United
      -------------------
     States of America which is not already a Partnership Territory at the applicable time.

     "Expansion Territory Portfolio Purchase Price" shall mean, unless otherwise
      --------------------------------------------
     agreed to by the parties, 1.75 times the Annual Gross Profit of the portfolios to be purchased from an NB Group member; or the higher of (i)
     1.75 times the Annual Gross Profit
     or (ii) the price (based on a multiple of Annual Gross Profit) paid by a NaBANCO Group member for any such portfolio if the portfolio is purchased from a NaBANCO Group member within twelve months after it was purchased by the NaBANCO Group member; plus, in each case one times terminal net rental income and net book value of terminals and similar fixed assets, in each case based on the Regional Merchants (other than Excepted Merchants in the case of a portfolio acquired from a NaBANCO Group member) in the applicable portfolio and located within the Expansion Territory. The Annual Gross Profit and terminal net rental income shall be computed using the same methodology set forth in Section 3.4(e) and an agreed upon twelve-month period. For purposes of calculating the Expansion Territory Portfolio Purchase Price, Annual Gross Profit shall include authorization fees received from merchants, net of related authorization costs paid to third parties.

     "FFB" shall mean First Financial Bank.
      ---

     "FFMC" shall mean First Financial Management Corporation.
      ----

     "Flagrant Breach" shall have the meaning set forth in Section 6.3(d).
      ---------------

     "Governmental Authority" shall mean any federal, state, local or foreign
      ----------------------
     governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, but shall not include a Card Association.

     "Group" shall mean either the NaBANCO Group or the NB Group, as the context
      -----
     shall require.

     "Initial Territory" shall mean the District of Columbia, the States of
      -----------------
     Alabama, Florida, Georgia, Louisiana, Maryland, Mississippi, North Carolina, South Carolina, Tennessee and Texas, and the Commonwealth of Virginia.

     "Joint Venture" shall mean the arrangements agreed to in this JV Agreement.
      -------------

     "Joint Venture Term" shall mean the period commencing as of the date of
      ------------------
     execution of this JV Agreement and continuing until this JV Agreement is terminated in accordance with the provisions of Article 6.

     "JV Agreement" shall mean this Joint Venture Formation Agreement.
      ------------

     "Merchant Processing Business" for all purposes shall mean the business of
      ----------------------------
     providing to merchants (directly or through others) authorization, data capture, processing, settlement and chargeback services with respect to transactions (other than those involving Cash Advances) involving credit and debit cards issued by members of, and bearing the brands of, Visa U.S.A., Inc., Visa International (collectively "Visa"), MasterCard International Incorporated ("MasterCard"), Maestro and Interlink. Such services are referred to as "Bankcard Merchant Processing Services." For purposes of defining the services that may be provided to merchants that receive Bankcard Merchant Processing Services (but not for purposes of any provision herein dealing with any exclusive rights of the Partnership to provide services or acquire any business from or restrict any business activities of the Banks, NaBANCO, the Partners or any of their respective Affiliates), Merchant Processing Business shall also mean the business of providing certain authorization, data capture and processing services with respect to transactions involving credit cards issued by Diners Club/Carte Blanche, American Express, Discover Card, Japanese Credit Bureau and such other cards as the parties may mutually agree and certain related services and products.

     "Merchant Processing Services" shall mean all bankcard and other services
      ----------------------------
     and related products described above as being provided to merchants as part of the Merchant Processing Business. The term Merchant Processing Services as used herein shall not include any card issuing activities or services therefor.

     "Merchant Service Contracts" shall have the meaning set forth in Section
      --------------------------
     3.4(b)(i).

     "MOTO Merchant" shall mean any merchant classified by Visa, U.S.A. as a
      -------------
     Direct Marketing merchant (or an equivalent classification comparable to the current definition) and assigned a Direct Marketing MCC code (or an equivalent code). The MCC codes currently included in this classification are: 5960 - Direct Marketing Insurance Services; 5962 - Direct Marketing Travel Related Arrangement Services; 5964 - Catalog Merchant; 5965 - Combination Catalog and Retail Merchant; 5966 -Outbound Telemarketing Merchant; 5967 - Inbound Teleservices Merchant; 5968 - Continuity/Subscription Merchant; 5969 - Other Direct Marketers (not elsewhere classified).

     "NaBANCO Group" shall mean NaBANCO, the NaBANCO Sub, FFMC and all
      -------------
     Affiliates of FFMC.

     "NaBANCO Non-Sales Employees" shall mean employees of the NaBANCO Group in
      ---------------------------
     its Merchant Processing Business who are not sales personnel.

     "NaBANCO Parties" shall mean NaBANCO, the NaBANCO Sub and any Affiliate of
      ---------------
     NaBANCO which is a party to this JV Agreement or a Related Agreement.

     "NaBANCO Sales Employees" shall mean employees of NaBANCO and its
      -----------------------
     subsidiaries who are employed within the Initial Territory as sales personnel for the Merchant Processing Business of NaBANCO and its subsidiaries prior to the formation of the Partnership.

     "National Merchant" shall mean a merchant with total annual gross sales
      -----------------
     greater than $100 million (adjusted to increase by the Consumer Price Index each year, but in no event greater than $10 million per year); however, the Partners, by mutual consent, may adjust the definition.

     "NB Banks" shall mean the Selling Banks and NationsBank N.A. (Carolinas).
      --------

     "NB Group" shall mean the Banks, the NB Sub, NationsBank Corporation and
      --------
     all Affiliates of NationsBank Corporation.

     "NB Non-Sales Employees" shall mean employees of the NB Group in its
      ----------------------
     Merchant Processing Business who are not sales personnel.

     "NB Parties" shall mean the Banks, the NB Sub or any Affiliate of the Banks
      ----------
     which is a party to this JV Agreement or a Related Agreement.

     "NB Sales Employees" shall mean employees of the NB Group in its Merchant
      ------------------
     Processing Business who are employed as sales personnel for the NB Group prior to the formation of the Partnership.

     "Partner(s)" shall mean the NB Sub and the NaBANCO Sub in their capacities
      ----------
     as general partners of the Partnership and any successors to either of them, all as the context requires.

     "Partnership" shall mean that general partnership to be formed by the
      -----------
     NaBANCO Sub and the NB Sub.

     "Partnership Agreement" shall mean that certain general partnership
      ---------------------
     agreement, as agreed to before Closing and as it may be amended from time to time, pursuant to which the NaBANCO Sub and the NB Sub shall form and operate the Partnership.

     "Partnership Interest" shall mean a Partner's right, title and interest in
      --------------------
     and to any assets, Distributions, Losses, Profits and shares of the Partnership, whether cash or otherwise, and any other interest or economic incidents of ownership whatsoever of such Partner in the Partnership. Capitalized terms in this definition are to be used as defined in the Partnership Agreement.

     "Partnership Territory" shall mean the Initial Territory, and if and when
      ---------------------
     the Partnership expands into an Expansion Territory, that Expansion Territory expanded into.

     "Permitted MOTO Merchant" shall mean any MOTO Merchant which is contributed
      -----------------------
     to the Partnership by NationsBank at Partnership formation, is referred to the Partnership through an NB Group Member, is a business to business (purchasing card) merchant or is a merchant referred to the Partnership by another Partnership merchant, so long as such referrals are incidental to other business relations between the NB Group and the merchant, and any MOTO Merchant in an Acquired Business or in an Expansion Territory which is purchased by or contributed to the Partnership by any member of the NB Group.

     "Person" shall include any individual, partnership, joint venture,
      ------
     corporation, trust or unincorporated organization and any other business entity, in each case whether acting in an individual, fiduciary or other capacity.

     "Proprietary Information" of any Person shall mean any trade secrets, know-
      -----------------------
     how, data, formulae, processes, customer lists, marketing information, intellectual property or other information, tangible or intangible, owned by, relating to or used in the business of such Person.

     "Purchased Contracts" shall have the meaning as defined in Section
      -------------------
     3.4(b)(i).

     "Regional Merchant" shall mean (i) a merchant, except for an Excluded
      -----------------
     Merchant, with annual gross sales of up to and including $100 million (adjusted to increase by the Consumer Price Index each year, but in no event greater than $10 million per year), (ii) state and local government business in the Partnership Territory (regardless of size), and (iii) all United States Government business other than the United States Postal Service; however, the Partners, by mutual consent, may adjust the definition. A Regional Merchant will not include any merchant defined as an Excluded Merchant. A Regional Merchant that is a Partnership merchant shall not cease to be a Partnership merchant if its sales subsequently exceed the then existing volume used for determining a National Merchant. However, a Regional Merchant that is acquired by another merchant in a merger or acquisition transaction shall no longer be a Regional Merchant if the combined sales of the resulting merchant that is the party to the merchant contract exceeds the then existing volume used for determining a National Merchant.

     "Regional Merchant Processing Business" shall mean the Merchant Processing
      -------------------------------------
     Business offered to a Regional Merchant.

     "Related Agreements" shall mean the Partnership Agreement, the Asset
      ------------------
     Purchase Agreement, the Services Agreements and all other written agreements entered into in connection with the transactions contemplated by this JV Agreement, as the same may be amended from time to time.

     "Selling Banks" shall mean NationsBank of Florida, N.A., NationsBank of
      -------------
     Georgia, N.A.; NationsBank of Tennessee, N.A.; NationsBank of Texas, N.A., NationsBank N.A. and NationsBank of Kentucky, N.A.

     "Services Agreements" shall mean the agreements pursuant to which specified
      -------------------
     NaBANCO Parties and NB Parties, respectively, will furnish services to the Partnership and shall include the Sponsorship and Services Agreement.

     "Sharing Percentage" shall have the meaning as defined in Section 3.3 of
      ------------------
     the Partnership Agreement and shall be 80% for the NaBANCO Sub and 20% for the NB Sub initially and at all times unless the Partners mutually agree to change such percentages and by amendment make all conforming changes necessary to this JV Agreement and the Related Agreements.

     "Significant Financial Institution" shall mean any of the top 50 United
      ---------------------------------
     States bank holding companies and/or Affiliates in asset holdings.

     "Sponsorship and Services Agreement" shall mean the agreement to be entered
      ----------------------------------
     into at the Closing contemplated by this JV Agreement pursuant to which specified NaBANCO Parties and specified NB Parties will authorize one another to act on their behalf in performing certain aspects of the Merchant Processing Business on behalf of the Partnership and specified NaBANCO Parties and specified NB Parties will furnish services to the Partnership or to the NB Banks in the case of Cash Advances.

     "Target Market" shall mean Regional Merchants which may have need of the
      -------------
     Merchant Processing Business offered by the Partnership in the Partnership Territory.

     "Transaction" shall mean a sale or credit transaction processed through
      -----------
     NaBANCO on behalf of the Partnership. The definition specifically excludes any other type of transactions, such as Cash Advances.

ARTICLE 2:  PURCHASE OF BUSINESS AND ASSETS.
- -------------------------------------------

     2.1  Purchase of Business from Selling Banks.
          ---------------------------------------

          On the Closing Date, NaBANCO and FFB jointly shall purchase or shall cause a NaBANCO Party to purchase from the Selling Banks, and the Banks shall cause the Selling Banks to sell to a NaBANCO Party, those Merchant Service Contracts (including economic interests) determined as follows: (A) all such contracts owned by NationsBank, N.A., NationsBank of Georgia, N.A., NationsBank of Kentucky, N.A., NationsBank of Tennessee, N.A. and NationsBank of Texas, N.A.; and (B) a portion of such contracts owned by NationsBank of Florida, N.A. ("NationsBank Florida"), determined as provided below. Those contracts of NationsBank Florida that will be sold to a NaBANCO Party, rather than being contributed by NationsBank Florida through the NB Sub to the Partnership, shall be determined as follows:

          (a) An estimated value of all of the Merchant Service Contracts owned by the NB Banks shall be calculated by multiplying two times the Annual Gross Profit attributable to such contracts, based on actual results of the NB Banks for the twelve-month period ending February 28, 1995.

          (b) It shall be assumed for purposes of estimating the price that the economic rights and obligations to Merchant Service Contracts currently owned by NaBANCO and FFB that will be contributed to the Partnership will have Annual Gross Profit (based on actual results for the twelve-month period ending February 28, 1995), of $14,878,000 and thus will have an estimated value of two times such amount, or $29,756,000.

          (c) An estimated value for the terminal rental agreements with all Regional Merchants of the NB Banks and with all current NaBANCO and FFB Regional Merchants that are parties to those Merchant Service Contracts, the economic rights and obligations of which will be contributed to the Partnership, will be determined by multiplying one times the actual terminal net rental income received during the twelve-month period ending February 28, 1995 equal to $2,795,000 for terminal rental agreement with Regional Merchants of the NB Banks and $1,644,000 for terminal rental agreements of NaBANCO/FFB Regional Merchants to be contributed to the Partnership, for a total of $4,439,000.

          (d) The estimated values determined pursuant to subparagraphs (a) through (c) will be added together and then multiplied by 20%. NationsBank Florida will retain (and then contribute to the Partnership through the NB Sub) a sufficient number of its Merchant Service Contracts which, when added to the Merchant Service Contracts owned by NationsBank, N.A. (Carolinas) will have an estimated value equal to 20% of the sum of the estimated values determined pursuant to subparagraphs (a) through (c). NationsBank Florida will sell the balance of its Merchant Service Contracts to FFB and NaBANCO.

     2.2  Purchase of Terminal Rental Agreements.
          --------------------------------------

          On the Closing Date, a NaBANCO Group member will purchase from the NB Group member(s) the terminal rental agreements associated with the NB Group Merchant Processing Business and assume all liabilities related to such terminal rental agreements and for equipment which is subleased to merchants, to the extent those liabilities relate to or arise from actions, omissions, or events that take place after Closing.

     2.3  Purchase of TMS and Certain Fixed Assets.
          ----------------------------------------

          On the Closing Date, the proper NB Group member(s) and NaBANCO Group member(s) shall sell, and the Partnership shall buy:

          (a) all of the stock of Terminal Management Systems, Inc. (after giving effect to the transfers of assets contemplated by Section 3.4(b)(v)(A)) and

          (b) certain fixed assets used by the NaBANCO Group in providing Merchant Processing Services to the merchants whose terminal rental agreements will be contributed to the Partnership.

          All assets remaining in TMS (primarily terminals) and all fixed assets to be sold by the NaBANCO Group shall be specified by type and specific location on a schedule to the Asset Purchase Agreement. The purchase price of the stock of TMS and the purchase price of the fixed assets to be sold by the NaBANCO Sub shall be based on net book value (after depreciation) of the fixed assets shown on such schedule.

          The NB Group shall indemnify and hold harmless the Partnership and the NaBANCO Group for all liabilities, losses and expenses incurred as a result of the purchase of the stock of TMS by the Partnership and any assumption by the Partnership of such subsidiary's liabilities that would not have been incurred by the Partnership or the NaBANCO Group if the Partnership had merely purchased the TMS fixed assets scheduled in the Asset Purchase Agreement rather than the stock of TMS.

          The NB Group will prepare and file all tax returns with respect to TMS for periods ending on or prior to the Closing Date. The NaBANCO Group hereby agrees that it will use reasonable efforts to consult with the NB Group relating to any tax or audit issue impacting TMS with respect to a period after the Closing Date and will, to the extent consistent with positions taken by the NaBANCO Group, not make any election or take any position with respect to a tax or audit issue relating to a period after the Closing Date that would materially and negatively impact the NB Group based on a position or election taken by the NB Group with respect to TMS for any tax period ending on or prior to the Closing Date.

     2.4  Price.
          -----

          For purposes only of the sale to the Partnership pursuant to this
          Article 2 (and all applicable reporting with respect to such sale), the initial price for the purchase and assumption of assets and liabilities set forth in Sections 2.1 and

          2.2, shall be equal to the estimated value of such assets determined pursuant to Sections 2.1 and 2.2 plus $3.2 million, but the Asset Purchase Agreement shall provide for a post-Closing purchase price adjustment within 60 days based on the sum of: (a) the Agreed Value of such assets computed in accordance with Section 3.4 and (b) $3.2 million.

ARTICLE 3:  FORMATION OF THE PARTNERSHIP
- ----------------------------------------

     3.1  Purpose of the Joint Venture.
          ----------------------------

          The Banks and NaBANCO agree to form the Joint Venture relationship, on the terms and conditions set forth herein. The Banks and NaBANCO shall effect the Joint Venture through the Partnership, which will be operated in accordance with the terms of this JV Agreement, the Partnership Agreement, and the other Related Agreements.

     3.2  Formation of the Partnership.
          ----------------------------

          On the Closing Date, the Banks and NaBANCO will cause the NB Sub and the NaBANCO Sub, respectively, to execute and deliver the Partnership Agreement and thereby form the Partnership in accordance with the terms thereof.

     3.3  Business of the Partnership.
          ---------------------------

          The Partnership shall conduct Merchant Processing Business for those merchants who are contributed by the Partners as initial capital contributions and any merchants subsequently contributed to or purchased by the Partnership, and shall solicit and serve new customers in the Target Market.

     3.4  Capital Contributions.
          ---------------------

          (a) The Partnership will be initially capitalized pursuant to a plan of capitalization under which the NaBANCO Sub will contribute capital having an Agreed Value equal to 80% of the total value of all Partnership capital and the NB Sub will contribute capital having an Agreed Value equal to 20% of the total value of all Partnership capital (the "Capitalization Plan"). Such Capitalization Plan, as more fully described below, shall include
               (i) the contribution by the NaBANCO Sub of certain assets purchased from the Banks, certain NaBANCO assets, and agreed-upon amounts of cash, and (ii) the contribution by the NB Sub of its assets remaining after the closing of the sale of assets by the Banks to NaBANCO/FFB and certain amounts of agreed upon cash. A summary of the Capitalization Plan is attached hereto as
               Schedule 3.4.

          (b) In order to implement the Capitalization Plan (but subject to the provisions of Section 7.5 in the event of a termination and liquidation of the Partnership within 60 days from the date of its formation),

               (i) NaBANCO and FFB will close the purchase and sale of certain assets from the Banks and their Affiliate, Terminal Management Systems, Inc. ("TMS"), including a portfolio of certain Merchant Processing Business contracts (all such contracts except for terminal rental agreements being referred to as "Merchant Service Contracts") and related market based intangibles and certain terminal rental agreements, all as more particularly described in Article 2 and the Asset Purchase Agreement (the "Purchased Contracts").

               (ii) NaBANCO will contribute the purchased terminal rental agreements and the economic rights and obligations under the Merchant Service Contracts (including related market based intangibles) (the "NaBANCO Portion of the Purchased Contracts") to the NaBANCO Sub, which will contribute the NaBANCO Portion of the Purchased Contracts to the capital of the Partnership.

               (iii) The Banks will contribute all the economic rights and obligations under the Merchant Service Contracts (including related market based intangibles) held by any NB Bank after the closing of the purchase by NaBANCO and FFB of the Purchased Contracts, except for contracts with American Airlines and the United States Postal Service.

               (iv) The NaBANCO Sub will contribute the economic rights and obligations under additional Merchant Service Contracts (including related market based intangibles) with Regional Merchants having less than $10 million in annual bankcard volume and related terminal rental agreements to the extent necessary to cause the Agreed Value of the economic rights and obligations under all of the Merchant Service Contracts and related terminal rental agreements contributed to the Partnership by the NaBANCO Sub to have an Agreed Value equal to four times the Agreed Value of the Merchant Service Contracts contributed to the Partnership by the NB Sub.

               (v) Each Partner shall contribute an amount of cash equal to its respective Sharing Percentage times the total amount of cash needed by the Partnership to fund:

                     (A) the purchase of all of the stock of TMS (after giving effect to the sale by TMS of all terminal rental agreements as part of the Purchased Contracts and the transfer to another member of the NB Group of any other assets that are not to be transferred to the Partnership); and

                     (B) such additional amounts that the Partners mutually agree are needed for adequate working capital.

          (c) Each Partner shall have a Partnership capital account to which shall be credited the Agreed Value of such Partner's capital contributions, but in no event shall the total Agreed Value of all capital contributed by the NB Sub ever be valued at an amount in excess of or less than 20% of the value of all capital contributed to the Partnership. Not later than 60 days after the formation of the Partnership, the parties shall prepare and deliver mutually acceptable schedules listing all the Merchant Service Contracts contributed by each of them, and the terminal rental agreements contributed by the NaBANCO Sub, to the capital of the Partnership and the value of each of their contributions. The amount specified in such schedules shall be deemed to be the Agreed Value of the Merchant Service Contracts and related terminal rental agreements for all purposes under this Agreement and shall be the amount actually credited to the Partner's capital account.

          (d) "Agreed Value" shall mean (i) two times the Annual Gross Profit (computed as set forth below) attributable to all Merchant Service Contracts, (ii) one times the terminal net rental income attributable to all terminal rental agreements (determined as provided below), and (iii) the amount of cash mutually agreed upon by the Partners.

          (e) For purposes of the Agreed Value, the Annual Gross Profit and terminal net rental income shall be computed as follows:

               (1) Such computation shall be based on amounts received (subject to the adjustments below) during the twelve-month period ending March 31, 1995 for all active merchants that were customers of the NB Group or the NaBANCO Group as of March 31, 1995 and were parties to contracts the economic
                             ---
                    rights and obligations of which were contributed to the Partnership at its formation.

               (2) For any active merchant customer as of March 31, 1995 that has received Bankcard Merchant Processing Services from an NB Group Member or a NaBANCO Group Member during part but not all of the twelve-month period ending March 31, 1995, the Annual Gross Profit and terminal net rental income attributed to that merchant will be calculated by annualizing the Annual Gross Profit and terminal net rental income from such merchant, using the available operating history and a mutually agreed upon method for annualizing, based on that merchant's characteristics.

               (3) The calculation of Annual Gross Profit and terminal net rental income shall exclude all revenues and expenses derived from the provision of Merchant Processing Services to "Inactive Merchants" (defined as those that began submitting transactions for processing and then had no Bankcard Merchant Processing Services activity posted during March 1995, except for any such merchant that is a seasonal merchant).

          (f) NaBANCO represents and warrants that the Service Contracts, the economic rights and obligations of which are to be contributed to the Partnership by the NaBANCO Sub as set forth in subparagraph
               (b)(iv) above (the "NaBANCO Merchant Service Contracts"), shall be selected from NaBANCO's Merchant Processing Business portfolio on a fair and equitable basis and shall be generally representative of NaBANCO's portfolio of Regional Merchants with under $10 million in annual bankcard volume. The NB Banks shall be given an opportunity to review the NaBANCO Merchant Service Contracts prior to their contribution to the Partnership to ensure compliance with the terms of this subsection (f) and shall be given an opportunity to negotiate with NaBANCO to resolve any differences between the parties with respect to specific NaBANCO Merchant Service Contracts to be contributed.

     3.5  Contract Ownership.
          ------------------

          After formation of the Partnership, the title to the merchant contracts pursuant to which the Partnership provides Bankcard Merchant Processing Services shall be owned as follows:

          (a)  FFB shall own all such bankcard merchant contracts that are:

               (i) contributed to the Partnership by the NaBANCO Sub (including those purchased from the NB Banks); or

               (ii) developed thereafter by the Partnership; and

          (b) An NB Group member shall own all such bankcard merchant contracts that are contributed to the Partnership by the NB Sub.

          (c) The economic rights and obligations (including all revenue and market-based intangibles) in all such merchant contracts, however, will belong to the Partnership, as more fully set forth in the Sponsorship and Services Agreement, except as provided below for certain losses arising under "Indemnified Contracts" and as may otherwise be provided in the Sponsorship and Services Agreement.

     3.6  Indemnified Contracts.
          ---------------------

          By the Closing Date, from the total merchant contracts that the NB Group will contribute to the Partnership or sell to the NaBANCO Group, the NaBANCO Group shall be entitled to designate as "Indemnified Contracts" merchant contracts covering the processing of annual bankcard sales not exceeding $250 million. Also by the Closing Date, from the merchant contracts that the NaBANCO Group will contribute to the Partnership (excluding those purchased from the NB Group), the NB Group shall be entitled to designate as Indemnified Contracts merchant contracts covering the processing of annual bankcard sales not exceeding 5% of the total annual bankcard sales processed under all merchant contracts contributed by the NaBANCO Group (excluding those purchased from the NB Group). After the Closing Date, with respect to merchant contracts acquired through any acquisition by the Partnership of an Acquired Business, the NaBANCO Group in the case of an Acquired Business that the Partnership acquires from the NB Group, and the NB Group in the case of an Acquired Business that the Partnership acquires from the NaBANCO Group, shall be entitled to designate as Indemnified Contracts an amount of such acquired merchant contracts representing not more than 5% of the total annual bankcard sales processed by the Acquired Business. (Consistent with the definition of Acquired Business, this 5% will be based on annual bankcard sales so processed for Regional Merchants in the Partnership Territory.) In the case of Indemnified Contracts so designated by the NaBANCO Group, the NB Group shall indemnify and hold harmless the Partnership and the NaBANCO Group for all credit, fraud, chargeback and similar losses arising in connection with the Indemnified Contracts, and in the case of Indemnified Contracts so designated by the NB Group, the NaBANCO Group shall indemnify and hold harmless the Partnership and the NB Group for all credit, fraud, chargeback and similar losses arising in connection with the Indemnified Contracts, in both cases subject to the time limitations set forth below; provided in each case that any such loss arises with respect to a transaction or event that occurs while such contract is an Indemnified Contract (whether the claim for indemnification is made during or after such period).

          (a) Except as provided in Subsection (b) below, a contract designated an Indemnified Contract on or before the Closing Date shall remain an Indemnified Contract for six months following the Closing Date (plus the additional time set forth below for indemnification to be terminated), and a contract so designated in connection with the Partnership's purchase of an Acquired Business shall remain an Indemnified Contract for a period of six months following the date such contract is acquired by the Partnership (plus the additional time set forth in Subsection (b) below for indemnification to be terminated).

          (b) No later than 15 days prior to the end of the applicable six-month period with respect to each Indemnified Contract, the Partnership will notify the indemnifying Group of those Indemnified Contracts that the Partnership is not willing to keep in effect without such indemnifying Group's continued indemnification. Within 10 days after any such notice, the indemnifying Group will notify the Partnership (i) whether the indemnifying Group wants to terminate such indemnification as soon as permitted, in which case such indemnification shall terminate 45 days after the Partnership's receipt of the indemnifying Group's responsive notice (or for any longer period required under such contract for a notice of termination to become effective) or (ii) whether the indemnifying Group will extend such indemnification until further notice, in which case such indemnification shall continue in effect until 60 days after any subsequent notice from the indemnifying Group to the Partnership that it will no longer provide such indemnification (or, if shorter, for five business days more than the minimum period required under such contract for a notice of termination to become effective). If the indemnifying Group does not continue such indemnification with respect to some or all of the Indemnified Contracts for which the Partnership has notified the indemnifying Group that is it unwilling to keep such contract in effect without continued indemnification, the Partnership may terminate or sell such Indemnified Contract (and FFB or any NationsBank Bank owning any such merchant contract shall cooperate in implementing the Partnership's decision).

          (c) Except as set forth above and in Section 7.2(d), Indemnified Contracts shall be treated and performed in the same way as other merchant contracts.

     3.7  Assumption of Certain Liabilities.
          ---------------------------------

          The Partnership shall assume and agree to discharge all liabilities and obligations of the Partners attributable to those merchant contracts the economic rights and obligations of which are contributed to the Partnership pursuant to Section 3.4, but only to the extent such liabilities and obligations relate to or arise from actions, omissions, or events that take place after Closing, as more fully explained below, and subject to the indemnity from the NB Parties or the NaBANCO Parties with respect to any Indemnified Contracts, as provided in Section 3.6. The Partnership shall be responsible solely for the transactions processed following the Closing as part of the Merchant Processing Services provided pursuant to those merchant contracts the economic rights and obligations of which are contributed to the Partnership; provided, however, that the applicable NB Parties and the applicable NaBANCO Parties shall perform the services which they are required to perform under the Sponsorship and Services Agreement with respect to such transactions and shall be responsible for and shall indemnify the Partnership with respect to any losses, costs or expenses incurred with respect to such transactions as a result of any negligence or intentional misconduct by such NB Parties or NaBANCO Parties, respectively, or arising from a failure by any such party to comply with the terms of the Sponsorship and Services Agreement in performing such services and in such other circumstances as provided in the Sponsorship and Services Agreement. In addition, chargebacks or other write-offs that occur with respect to transactions authorized but not processed prior to the Closing and that are attributable to any failure or error by any NB Party or any NaBANCO Party (or any third party performing services on behalf of any NB Party or NaBANCO Party) in connection with the authorization process shall be the sole responsibility of such NB Party or NaBANCO Party, as the case may be. Settlement transactions processed by any NB Party or any NaBANCO Party prior to Closing, and any liability for subsequent adjustments and chargebacks on such transactions, shall be the sole responsibility of the party that processed such transactions. Any subsequent recoveries with respect to any chargebacks or other write-offs for which an NB Party or a NaBANCO Party, rather than the Partnership, is responsible shall belong to the NB Party or the NaBANCO Party that was responsible for the prior chargeback or other write-off. For purposes of this JV Agreement, a "chargeback" means a chargeback arising in accordance with the chargeback rules of Visa, MasterCard or any other Card Association to the extent any processor may have any related responsibility.

     3.8  Management of the Partnership.
          -----------------------------

          (a)  Powers. The management and direction of the business and affairs
               ------
               of the Partnership is delegated by the Partners to the management board of the Partnership. The management board may delegate such powers and authority to the officers of the Partnership as are appropriate to facilitate the operations and related business activities of the Partnership, consistent with the terms of the Partnership Agreement.

          (b)  Composition.  The  management board shall consist of five
               -----------
               members. The NaBANCO Sub shall have the right to appoint three members and the NB Sub shall have the right to appoint two members by written notice to the other Partner. Each such member of the management board shall serve at the pleasure of, and may be removed with or without cause by, the Partner by which he or she was appointed. Board members shall serve until resignation, removal or death.

          (c)  Resignations.  Any member of the management board may resign his
               ------------
               or her position at any time by giving written notice thereof to the Partners.

          (d)  Vacancies.  A vacancy on the board shall be deemed to exist in
               ---------
               the case of the resignation, removal or death of any management board member. In the event of a vacancy, regardless of how caused, the Partner that appointed the member whose position is to be filled shall have the same right of appointment, which shall be exercised as soon as practicable.

          (e)  Meetings.  Regular meetings of the management board shall be held
               --------
               at least quarterly, unless otherwise agreed by the members thereof, and special meetings shall be held whenever requested by any member of the board. Notice of regular and special meetings shall be given to each member, specifying the time and place of the meeting and the agenda therefor, and must be given in writing (which includes facsimile transmission) to all members at least ten days in advance of each regular meeting and at least two days in advance of each special meeting. Any member served with notice of a special meeting less than ten days in advance thereof and who notifies the other members that the proposed meeting date is inconvenient for such member may contact the other members within 36 hours after receipt of the notice of the special meeting, and the member may reschedule the meeting to a date (and at a mutually agreed upon time) not more than three business days later than the date specified in the original notice of the special meeting. Notice need not be given to any member who signs a waiver of notice (whether before or after the meeting) or who attends the meeting without protesting the lack of notice prior to its commencement. The expenses of attendance at meetings shall be Partnership expenses and shall be reimbursed to the Partner incurring such expense. Meetings may be held through a telephone conference, and participation by such means shall constitute presence in person at such meeting.

          (f)  Procedure. The management board may establish rules of procedure
               ---------
               in accordance with this JV Agreement pursuant to which it shall conduct its proceedings. A member of the board or the President shall serve as Secretary ex officio of the board and shall be
                                        ----------
               responsible for keeping the minutes of the proceedings and decision of the management board, distributing minutes of all meetings to the board members within 30 days after the meeting and for giving notice of meetings of the board meetings.

          (g)  Voting, Quorum and Action;  Major Decisions.  Each member of the
               -------------------------------------------
               management board shall be entitled to one vote. Three members (regardless of which Partner appointed them) shall constitute a quorum for the transaction of business at any meeting. Decisions (other than as to matters specified in this Agreement or in the Partnership Agreement as requiring the unanimous consent of the Partners, including capital contributions other than for required portfolio purchases) shall be taken at any meeting for which notice is properly given by majority vote of the total number of Partners. In lieu of a regular or special meeting, any action required or permitted to be taken by the management board may be taken in the form of a written consent signed by all the members of the management board in absence of a meeting.

          (h)  Matters Reserved for the NB Sub.  In the event that the Partners
               -------------------------------
               (directly or through their respective management board representatives) are unable to agree, and notwithstanding the provisions of Section 3.8(g), but subject to the transitional provisions relating to use of the NationsBank name and BINs and ICAs set forth in Section 3.10 and Section 9.4, respectively, the NB Sub management board members, voting together at the direction of the NB Sub, shall make the final decisions concerning the following issues, and such decisions shall be final:

               (1) The use of the NationsBank Name in all respects, including the withdrawal from use by the Partnership.

               (2) The offering of special pricing and/or special customer services for NB Group customers and the resolution of customer service issues for matters not addressed in the Procedures Manual (to be developed pursuant to the Sponsorship and Services Agreement), provided that the full differential between approved Partnership pricing and such NB Group customer special pricing, and all additional costs related to any such special customer services and resolutions of customer issues, will be at the NB Group's expense, and the Partnership and NaBANCO shall be given a reasonable time to implement any changes necessary to accommodate such special pricing, special customer services or resolution of customer service issues. The Partnership and NaBANCO shall not be required to implement any resolution of customer service issues that is not practical and reasonable.

               (3) The resolution of all legal and regulatory issues relating to banks and bank holding companies other than those that only affect FFB or another member of the NaBANCO Group; provided, however, that the NB Sub shall determine in the exercise of its reasonable discretion whether any such issue affects the NB Group; and provided, further that the NB Sub shall first discuss such issues that FFB and NaBANCO have indicated may affect the NaBANCO Sub with the NaBANCO Sub and shall use its best efforts to resolve such issues in a manner consistent with the interests of both Partners.

               (4) The provision through the NB Group of all marketing and referral programs which the Partnership requests any NB Group member to provide.

          (i)  Veto Rights.  Notwithstanding anything to the contrary in this
               -----------
               Partnership Agreement, each Partner shall have the right to veto any activity by the Partnership that is impermissible under Applicable Law for any such Partner to engage in through the Partnership; provided, however, that each Partner, prior to exercising any such veto right, shall consult with the other Partner in an effort to reach a mutually satisfactory accommodation, consistent with Applicable Law.

          (j)  Special NB Sub Veto Rights.  Notwithstanding anything to the
               --------------------------
               contrary in this JV Agreement or any Related Agreement, the NB Sub shall have the right to veto any decision of the Partnership. Upon the exercise of a veto by the NB Sub pursuant to this
               Section 3.8(j) in any circumstance when the NB Sub does not have an express veto power specifically provided by other Sections of this JV Agreement, the NaBANCO Sub shall have the right to terminate the Partnership in accordance with Section 6.1(h) and to purchase the NB Sub's Partnership Interest at an amount equal to the sum of: (A) two times the Annual Gross Profit of the NB Sub's Sharing Percentage of the Partnership's portfolio plus (B) one times the annual terminal net rental income attributed to the NB Sub's Sharing Percentage of the Partnership' terminal net rental income plus
               (C) any balance of the NB Sub's capital account in the Partnership after making any adjustments as set forth in the Partnership Agreement needed to eliminate the book value of the assets described in clauses (A) and (B) above.

     3.9  President and Controller.
          ------------------------

          The parties agree that they will cause the Partners to name O.B. Rawls as the initial President of the Partnership and to appoint a Controller for the Partnership. Each Partner shall have the right to require the removal of the President and the Controller at its discretion without the consent of the other Partner with at least two weeks' notice to the other Partner. Both Partners must approve any replacements.

     3.10 Name and Trademark.
          ------------------

          NaBANCO shall apply for the exclusive rights to the name Unified Merchant Services, a NaBANCO/NationsBank Venture, and the associated trademark and to license such rights to the Partnership. Such license shall contain a provision that it may be revoked at will only by mutual consent of the Partners. The Partnership shall bear the economic burden of such name change, unless an NB Group member has requested that the Partnership change any reference in its name to its association with the NB Group, in which case the NB Group shall bear the economic burden of such name change. Such license shall terminate on the 60th day after such time that no NB Group member has an interest in the Partnership. In such circumstance, and in any other circumstance requiring a name change in the Partnership, it is recognized and agreed that the Partnership will comply in 60 days following notice of the need to change its name in order to effect an orderly name change, unless a different period is agreed to or required by Applicable Law.

ARTICLE 4:  INFORMATION AND SERVICES.
- ------------------------------------

          The parties agree that, except as expressly permitted by this JV Agreement or as otherwise mutually agreed to by the parties, the following shall be operative during the Joint Venture Term.

     4.1  Processing Information.
          ----------------------

          Processing information relating to merchant bankcard transactions and related services provided to merchants that are Merchant Processing Business customers of the Partnership will be the Partnership's property. Except as noted below, information is to be shared between the Partners on a confidential basis. During the term of the Partnership no customer or processing information will be sold to or shared with third parties not either NB Group or NaBANCO Group members without the consent of both. Customer information relating to non-NB Group banking relationships of NaBANCO Group merchants contributed or sold to the Partnership will not be disclosed to any member of the NB Group.

     4.2  Banking Services.
          ----------------

          The Partnership will use its good faith efforts to encourage new Partnership merchants signed by the Partnership after the Closing Date to utilize members of the NB Group for DDA services. Such DDA services will be offered to Partnership merchants on the same basis as such services are offered to other similar NB Group customers.

     4.3  NaBANCO Services.
          ----------------

          The Partnership will have the right to offer to Regional Merchants and Permitted MOTO Merchants, respectively, bankcard merchant products and services offered by NaBANCO to its non-Partnership merchants in comparable categories, except for any custom products and services not generally offered to the majority of NaBANCO's non-Partnership Regional Merchants (distinguishing between the U.S. Government and all other Regional Merchants for purposes of comparability) or MOTO Merchants, respectively.

     4.4  Pricing of Services.
          -------------------

          (a) The primary service the NB Group members will provide will be ACH services (unless the Partnership decides to obtain such services from a lower cost provider) and use of its BINs and ICAs for Partnership merchants. The NB Group member(s) providing such services will be reimbursed by the Partnership for ACH services provided to the Partnership at a rate mutually agreed upon in advance (subject to change upon advance notice) and will be reimbursed by the Partnership at cost for Card Association and interchange fees and any other fees relating to the use of a NB Group member's BINs and ICAs for Partnership merchants. Should NB Group members provide other

               Merchant Processing Business related services to the Partnership, such services will be provided at cost. Nothing herein shall limit the right of the Partnership to cease obtaining ACH services from any member of the NB Group and to obtain ACH services instead from any other financial institution (which may include FFB) if such other financial institution provides ACH services at a lower cost than the fees charged to the Partnership by the applicable member of the NB Group.

          (b) Except as set forth below, services provided to the Partnership by NaBANCO are to be provided at cost. As more fully set forth in the Sponsorship and Services Agreement, NaBANCO's price to the Partnership for the services shown on Schedule 4.4, attached hereto (the "Included Services"), will be the total amount shown on Schedule 4.4 per Transaction for all Transactions processed for the Partnership (whether on NaBANCO's system or completed through the Norfolk Operations Center) during the period from formation of the Partnership through December 31, 1996. Thereafter, NaBANCO's price to the Partnership will be its cost.

          (c) If, following the Closing, NaBANCO begins to process any new types of transactions (such as purchasing card transactions) or begins to provide any new services, in each case beyond those processed or provided by NaBANCO as of the Closing, such transactions and services will be priced at cost (rather than being covered by the price applicable to Included Services through December 31, 1996), and the prices of such new transactions or new services will reflect any higher or lower costs incurred in processing such transactions or providing such services. Such price changes will have to be with prior notice to and approved by both Partners.

          (d) The per transaction cost for Included Services will not include any sales or marketing costs, fraud and chargeback losses or conversion costs.

          (e) After January 1, 1997, the NB Group shall have the right, no more frequently than annually, to audit NaBANCO's costs and allocations; provided, however, that if NaBANCO implements a change in any cost as set forth in the then current Business Plan effective during the period covered by such Business Plan, the NB Group will have the right to audit the factors resulting in the change notwithstanding the limitation to an annual audit. If the parties cannot agree on a resolution of any issues resulting from such an audit, they will undertake the dispute resolution procedure set forth in Section 14.12; provided that, if after dispute resolution, NaBANCO believes in good faith that the price to be charged to the Partnership is less (by an amount that exceeds 6%) than NaBANCO's costs of providing the Included Services (based on NaBANCO's own computations and assumptions which need not be modified to reflect any determinations made by the decision-maker(s) in the dispute resolution procedure if NaBANCO believes in good faith that they are not justified), and NaBANCO delivers to the NB Group a letter from NaBANCO's or FFMC's independent auditors confirming that the assumptions used by NaBANCO in deriving its determination of the costs of providing the Included Services are not unreasonable, NaBANCO shall have a right to cause the NaBANCO Sub to terminate the Partnership.

          (f) The NaBANCO Group shall have the right, no more frequently than annually, to audit all costs and allocations by any member of the NB Group with respect to any charges (except ACH charges) imposed on the Partnership or on NaBANCO with respect to the Norfolk Operations Center by the NB Group.

          (g) In conducting any audit of any other party's costs and allocations, the party performing such audit shall not unreasonably interfere with normal operations of the party being audited.

     4.5  Card Activity.
          -------------

          (a) NaBANCO will work with the NB Group in good faith to develop merchant/card issuing synergies. Such activities include information (including transactional details) regarding bankcard programs, new technology, products and specialized support services for certain co-branding or other similar programs of the NB Group. However, exclusivity with the NB Group will not be practical for all products, technologies or programs; i.e.,
                                                                     ----
               purchasing card merchant acquiring activity and programs involving NaBANCO Group merchants outside of the Partnership. In the event the NaBANCO Group considers entering into activities with other U.S. bankcard issuers, the NaBANCO Group will discuss such activities with the NB Group to ascertain if the NB Group is interested in participating in conjunction with or in lieu of other bankcard issuers.

          (b) The NB Group will at all times be the Partnership's bank partner of preference. In addition, any products, technologies or programs which are developed in conjunction with the NB Group and which are identified as being within the Partnership prior to the commencement of development and which are proprietary in nature or any programs which are designed exclusively for the Partnership will not be offered to any other card issuing institution without the consent of each Partner.

     4.6  Business Plan.
          -------------

          On an annual basis, or on such other basis as may be agreed between the Partners, by September 1, the NaBANCO Sub shall present a proposal to the Partnership management board and by November 30 the Partnership management board shall review and approve a business plan for the Partnership for the ensuing fiscal year based upon the Partnership sales plan for such period and NaBANCO's cost plan for such period (the "Business Plan"). In the event that NaBANCO makes a unilateral decision to alter its costs from those set forth in the Business Plan, and such cost modification results in a material adverse impact on earnings as set forth in the Business Plan, then:

          (a) if the NB Sub approves of the modification, the modified costs will be passed on to the Partnership; and

          (b) if the NB Sub does not approve of the modification, the costs charged to the Partnership by NaBANCO will not be changed from plan costs for that Business Plan fiscal year.

          The initial Business Plan will be mutually agreed upon by the Partners and delivered by Closing. In the event the Partners are unable to agree on the terms and conditions of any Annual Business Plan, the Partnership shall continue to operate under the last approved Business Plan. If either party does not approve the proposed Business Plan within a reasonable time after its proposal, the party not approving shall provide a written explanation to the other party of its reasons for not approving the proposed Business Plan and shall enter into good faith discussions regarding the adjustments that would be needed in order for such party to approve the new Business Plan.

ARTICLE 5:  EXCLUSIVITY AND TERRITORIES
- ---------------------------------------

     5.1  Exclusivity - Partnership Territory.
          ------------------------------------

          Except as otherwise provided in this JV Agreement, the Partnership, through a servicing agreement with NaBANCO, will be the exclusive provider of Bankcard Merchant Processing Services to the Target Market in the Partnership Territory. When the Partnership Territory is expanded into any Expansion Territory, the Partnership will have exclusivity with respect to the provision of Bankcard Merchant Processing Services within the expanded Partnership Territory, except as otherwise provided in this JV Agreement.

          Nothing herein or in the Related Agreements shall prevent the NB Group members from providing or selling treasury management and cash management services including non-Bankcard Merchant Processing Services.

     5.2  Exceptions from Exclusivity.
          ---------------------------

          (a) The Partnership will not have exclusivity with respect to the Excepted Merchants, and NaBANCO shall not be limited in providing Merchant Processing Services to the Excepted Merchants, except as provided for in the "Excepted Merchant" definition.

          (b) The Partnership sales force will not focus on MOTO Merchants, but it may sell Merchant Processing Services to a Permitted MOTO Merchant.

     5.3  NaBANCO Sales.
          -------------

          (a) NaBANCO agrees that it will not, and will cause its Affiliates not to, sell Merchant Processing Services to any merchant for which the Partnership properly provides such services pursuant to the terms of this JV Agreement, or to a merchant which is in the Partnership Territory and is not otherwise an Excluded or Excepted Merchant or eligible to become an Excepted Merchant, and that NaBANCO will not, and will cause its Affiliates not to, sell Bankcard Merchant Processing Services to any third party with respect to its provision or referral of Bankcard Merchant Processing Services to Regional Merchants (other than Excepted Merchants) in the Partnership Territory. Notwithstanding the foregoing, if a NaBANCO Group member is required, due to contractual commitments in effect as of the date hereof with respect to the Initial Territory or in effect as of the date of acquisition of an Acquired Business or date on which an Expansion Territory becomes a Partnership Territory with respect to such Acquired Business or Expansion Territory, or due to Applicable Law or Card Association Rules, to provide Merchant Processing Services in circumstances that would otherwise be prohibited by the foregoing sentence, the NaBANCO Group members shall not be required to terminate the provision of such services until such contract (which shall not be renewed by the NaBANCO Group) expires or is otherwise terminated. The Parties agree that the Partnership sales force shall not sell Merchant Processing Business to any Excluded Merchant or to any Excepted Merchant for which NaBANCO properly provides such Merchant Processing Business pursuant to the terms of this JV Agreement. NaBANCO Affiliates may sell other services to any merchant for which the Partnership provides Merchant Processing

               Business independently of, or wrapped around, such Merchant Processing Business, but in each instance, the Partnership shall continue to provide the Merchant Processing Business to such merchant.

          (b) Any merchant that stops receiving Merchant Processing Services from the Partnership for any reason other than an act or omission by a NaBANCO Group member in violation of this JV Agreement and thereafter re-establishes a relationship with NaBANCO under circumstances that would qualify such merchant as an "Excepted Merchant," shall then be an Excepted Merchant notwithstanding its earlier status as a Partnership merchant. NaBANCO shall be in violation of this JV Agreement if there is a pattern of conduct in which NaBANCO re-establishes relationships (other than through Discover Card referrals) with merchants less than three months after they cease receiving Merchant Processing Services from the Partnership. Any such violation will not be deemed a "Flagrant Breach" under Section 6.3(e) unless such pattern satisfies the requirements of Section 6.3(e), and shall not prevent NaBANCO from providing Merchant Processing Services to the merchants with whom it has re-established relationships, but NaBANCO shall take prompt action to remedy such pattern of conduct so as to avoid future violations.

     5.4  National Merchants.
          ------------------

          (a) The Partnership will not be providing Merchant Processing Services to National Merchants, other than those initially contributed to the Partnership, or to those which the Partnership elects to purchase as provided below in (b). NaBANCO National Merchants will be serviced by NaBANCO directly.

          (b) NB Group National Merchants not contributed to the Partnership at formation or that are acquired by a NB Group member after formation of the Partnership will be offered by such member to the Partnership or, if the Partnership chooses not to purchase any such merchant, merchants not purchased by the Partnership will be offered to the NaBANCO Group and may be purchased at a mutually agreed upon price. The NaBANCO Group shall not, however, be entitled to purchase such National Merchant if the NaBANCO Sub (or its Board representatives) voted against the Partnership's purchase of such National Merchant. If the Partnership or the NaBANCO Group does not purchase any such National Merchant, that merchant may be processed by the NaBANCO Group or any third-party or sold to any third party, at the NB Sub's sole option.

          (c) The Partnership sales force will not sell to National Merchants. If any National Merchant is referred by an NB Group member to NaBANCO and NaBANCO sells Merchant Processing Services to such merchant, NaBANCO will pay such NB Group member a mutually agreed upon fee.

     5.5  Exclusivity-Expansion Territory.
          -------------------------------

          (a) In the event that an NB Group member gains market share in a state (limited to the lower 48 states of the United States) outside the Initial Territory in excess of nine percent (9%) of deposits among commercial banks as reported in then current FDIC data, such NB Group member shall sell and the Partnership shall purchase the Regional Merchant portfolio (excluding Excluded Merchants) in such state to the Partnership at the Expansion Territory Portfolio Purchase Price. NaBANCO shall sell and the Partnership shall purchase, its Regional Merchant portfolio (excluding Excluded Merchants and Excepted Merchants) in such state at the Expansion Territory Portfolio Purchase Price; provided, however, that the purchase of the portion of such NaBANCO Regional Merchant portfolio that exceeds four (4) times the value (based on 1.75 times the Annual Gross Profit) of the NB Group member Regional Merchant portfolio required to be purchased by the Partnership would be subject to the NB Sub Partnership management board member veto. In lieu of selling all or a portion of such portfolios to the Partnership, the NB Group member and the NaBANCO Group member may mutually agree to contribute all or a portion of such portfolios to the Partnership to the extent their portfolios (or portion thereof) contributed are proportionate to their Sharing Percentage. If the NB Group member or the NaBANCO Group member is unable, due to existing contractual commitments, Applicable Law or Card Association Rules, to sell such Regional Merchant portfolio to the Partnership, the other Group member will not be required to sell or contribute its Regional Merchant portfolio in such state to the Partnership. Upon termination of the contract or conditions preventing transfer to the Partnership (which contract(s) shall not be renewed or extended by the Group member), both Group members shall sell, and the Partnership shall purchase, the portfolios at the Expansion Territory Portfolio Purchase Price, still subject to the NB Sub Partnership management board member veto as to any portion of such NaBANCO Regional Merchant portfolio that exceeds four (4) times the value (based on 1.75 times the Annual Gross Profit) of the NB Group member Regional Merchant portfolio required to be purchased by the Partnership. Until such time as the Group members are free to sell their portfolios to the Partnership, both Group members will be free to conduct merchant acquiring activities and provide Merchant Processing Services in such state. If, as a result of a veto by the NB Sub, the Partnership does not acquire that portion of the NaBANCO portfolio that exceeds four (4) times the value (based on 1.75 times the Annual Gross Profit) of the NB Group member portfolio required to be purchased by the Partnership, the NaBANCO Group will be free to service such excess portion of its portfolio outside of the Partnership.

          (b) In the event that a NB Group member obtains market share in a non-Partnership Territory state (limited to the lower 48 states of the United States) of less than nine percent (9%) of deposits among commercial banks as reported in then current FDIC data, such NB Group member shall offer to sell the Regional Merchant portfolio, in such state to the Partnership, but the Partnership is not required to purchase such portfolio without the approval of both Partners. If the Partnership purchases such portfolio (excluding Excluded Merchants), the NaBANCO Group member shall sell, and the Partnership shall purchase, its Regional Merchant portfolio (excluding Excluded and Excepted Merchants) in such state at the Expansion Territory Portfolio Purchase Price, and the state will thereafter be a Partnership Territory; provided, however, that the purchase of the portion of such NaBANCO portfolio that exceeds four (4) times the value (based on 1.75 times the Annual Gross Profit) of the NB Group member portfolio required to be purchased by the Partnership would be subject to the NB Sub Partnership management board member veto. In lieu of selling such portfolios to the Partnership, the NB Group and the NaBANCO Group may mutually agree to contribute all or a portion of such portfolios to the Partnership to the extent their portfolios (or portion thereof) contributed are proportionate to their Sharing Percentages. If the NB Group member or the NaBANCO Group member is unable, due to existing contractual commitments, Applicable Law or Card Association Rules, to sell such Regional Merchant portfolio to the Partnership, the other Group member will not be required to sell or contribute its Regional Merchant portfolio in such state to the Partnership. Upon termination of the contract or conditions preventing transfer to the Partnership (which contract(s) shall not be renewed or extended by the Group member), both Group members shall sell, and the Partnership shall purchase with the approval of such purchase by both Partners, the portfolios at the Expansion Territory Portfolio Purchase Price, still subject to the additional NB Sub Partnership management board member veto as to any portion of such NaBANCO Regional Merchant portfolio that exceeds four (4) times the value (based on 1.75 times the Annual Gross Profit) of the NB

               Group member Regional Merchant portfolio required to be purchased by the Partnership. Until such time as the Group members are free to sell their portfolios to the Partnership, both Group members will be free to conduct merchant acquiring activities and provide Merchant Processing Services in such state. If the Partnership elects not to purchase or accept such NB Group portfolio, the state will not be a Partnership Territory and the NaBANCO Group and the NB Group each will be free to conduct Merchant Processing Services in such state. If, as a result of a veto by the NB Sub, the Partnership does not acquire that portion of the NaBANCO portfolio that exceeds four (4) times the value (based on 1.75 times the Annual Gross Profit) of the NB Group member portfolio required to be purchased by the Partnership, the NaBANCO Group will be free to service such excess portion of its portfolio outside of the Partnership.

          (c) In markets not in the Partnership Territory, NaBANCO agrees not to enter into new bankcard merchant referral programs or other joint ventures similar to the Partnership in conjunction with another Significant Financial Institution in 1995. After December 31, 1995, the NaBANCO Group will not enter into new bankcard merchant referral programs or other joint ventures in conjunction with another Significant Financial Institution without first having notified the NB Group. If, in good faith, the NB Group states it has definitive plans to enter such market prior to December 31, 1995, or the expiration of a period of six
               (6) months from the date of the notice, whichever occurs later, in a manner whereby the NB Group will secure a market share of nine percent (9%) or more of deposits among commercial banks as reported in current FDIC data, and the NB Group objects to the NaBANCO Group entering into such programs or activities, then the NaBANCO Group will not proceed with its activities. However, should the NB Group not enter the relevant market, or not file the applications and notices required for the significant regulatory approvals with respect to such entry within such period which, when completed, would result in the NB Group entering the relevant market or should the NB Group not object to the NaBANCO Group entering the market, the NaBANCO Group shall be free to proceed with another joint venture or bankcard merchant referral program so long as such agreement may be terminated after no longer than one (1) year. If the NB Group has not made application for the significant required regulatory approvals nor completed its entry into the relevant market within six (6) months, and the NB Group requests that the NaBANCO Group extend its moratorium in such area for an additional period, the NaBANCO Group will, upon receipt of an agreed-upon forbearance fee, do so. If the NaBANCO Group and the NB Group cannot agree upon a forbearance fee, the NaBANCO Group and the NB Group will be free to proceed with activities in such market outside of the Partnership.

          (d) The Partnership may purchase non-NB Group or non-NaBANCO Group merchant portfolios in the Partnership Territory upon the unanimous approval of the Partnership management board. If the Partnership has an opportunity to purchase such a merchant portfolio and does not do so because of a negative NB Sub's Partnership management board vote, the NaBANCO Group will be free to purchase and service such portfolio outside of the Partnership. If both Partners vote to approve a purchase by the Partnership of such a merchant portfolio, then in order to preserve such opportunity pending any additional regulatory approval applicable to the Partnership's purchase (but not applicable to a direct purchase by NaBANCO and FFB), NaBANCO and FFB, upon the further agreement of the NB sub and on terms agreed to by both Partners, may purchase such portfolio and service such portfolio independently of the Partnership pending such additional regulatory approval. If and when such regulatory approval is obtained, NaBANCO shall sell, and the Partnership shall purchase from NaBANCO, the economic rights and obligations of such portfolio at the same price paid by NaBANCO or, if there has been a significant increase in the volume of such portfolio, at a price calculated using the increased volume and the same pricing formula used to calculate the purchase price paid by NaBANCO.

     5.6  Acquired Business.
          -----------------

          If any NB Group member shall gain an Acquired Business exclusively or partially in the Partnership Territory, the NB Group member shall sell to the Partnership, and the Partnership shall purchase, that portion of the Acquired Business which is in the Partnership Territory at the Acquired Portfolio Purchase Price. If any NaBANCO Group member shall gain an Acquired Business exclusively or partially in the Partnership Territory, the NaBANCO Group member shall offer to sell to the Partnership and the Partnership shall purchase at the NB Sub's election, that portion of the Acquired Business in the Partnership Territory at the Acquired Portfolio Purchase Price. If the Group member is unable, due to contractual commitments, Applicable Law or any Card Association Rules, to sell or contribute such Acquired Business or portion thereof to the Partnership, the Group member will not be required to sell its portfolio or portion thereof in such Partnership Territory to the Partnership. Upon termination of the contract or conditions preventing transfer to the Partnership (which contract shall not be renewed or extended by the Group member), that portion of the Acquired Business in the

          Partnership Territory with respect to which transfer had been restricted shall be sold to and purchased by the Partnership if owned by an NB Group member, and shall be offered to and at the NB Sub's election shall be purchased by the Partnership if owned by a NaBANCO Group member, at the Acquired Portfolio Purchase Price. If, as a result of a negative vote by an NB Sub management board member, the Partnership does not acquire such Regional Merchant portion of the Acquired Portfolio of NaBANCO, the NaBANCO Group will be free to service such Regional Merchant portion of the Acquired Business independently of the Partnership.

ARTICLE 6: TERMINATION
- -----------------------

     6.1  Termination Events.
          ------------------

          This JV Agreement (except to the extent provided elsewhere) may be terminated in any of the following ways:

          (a) by either of the Banks or NaBANCO, in writing five (5) days in advance of such termination, if the Closing has not occurred within the time specified in Section 10.1 through no fault of the party effecting such termination;

          (b) at any time on or prior to the Closing Date by the mutual consent in writing of the Banks and NaBANCO;

          (c) on the Closing Date, by the Banks in writing if the conditions set forth in Section 13.3 of this Agreement shall not have been met by NaBANCO or waived in writing by the Banks;

          (d) on the Closing Date, by NaBANCO in writing if the conditions set forth in Section 13.2 of this Agreement shall not have been met by the Banks or waived in writing by NaBANCO;

          (e) by the Banks or NaBANCO in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the Closing Date and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach or the Closing Date;

          (f) by any party in writing at any time thirty (30) days after any applicable authority has denied Approval of any application of the transactions contemplated herein provided that the party seeking to terminate hereunder must have used reasonable efforts to obtain any Approval applicable to such party;

          (g) a dissolution of the Partnership in accordance with the terms of the Partnership Agreement; or

          (h) by the NaBANCO Sub following a veto by the NB Sub pursuant to the NB Sub's veto rights pursuant to Section 3.8(j).

     6.2  Termination Notice.
          ------------------

          In the event of termination pursuant to Article 6 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

     6.3  Additional Rights of Termination.
          --------------------------------

          (a) At any time after the second anniversary of the Closing Date, the NB Sub will have the right to terminate the Partnership.

          (b) At any time, the NB Sub may terminate the Partnership if it believes in good faith that the conduct of litigation by the Partnership is not in the best interests of the NB Group.

          (c) At any time after the second anniversary of the Closing Date, the NaBANCO Sub may terminate the Partnership upon a good faith determination by NaBANCO that the price NaBANCO must charge the Partnership for the Included Services is less, by an amount that exceeds six percent (6%), than NaBANCO's costs of providing such services. This amount is subject to the provisions set forth in
               Section 4.4(d).

          (d) At any time after the fourth anniversary of the Closing Date if FFMC shall determine, in its sole discretion,that the continuance of the Partnership may have a significant adverse impact on FFMC, the NaBANCO Sub may terminate the Partnership.

          (e) At any time prior to the fourth anniversary of the Closing Date, the Partnership may be terminated by either party if the other party has committed a "Flagrant Breach" of its obligations under this JV Agreement. For the purposes of this JV Agreement, the term

               "Flagrant Breach" shall mean one or more acts or omissions by a party with respect to which an arbitrator appointed pursuant to the provisions of Article 14 shall have made a final determination finding that: (A) each and every one of the conditions specified in clauses (i) through (iv) below or (B) the conditions specified in clauses (i) and (v) below, shall exist.

               (i) The act or omission is one which has in fact resulted in a material loss of, or which if continued uninterrupted and without cure or some alternative performance or other protection against loss or injury could reasonably be expected to result in a material loss or deprive permanently the injured party of, a substantial portion of the material benefits of this JV Agreement.

               (ii) The act or omission is part of a pattern and practice of acting in disregard of the material obligations imposed under the JV Agreement.

               (iii) The act or omission has continued uninterrupted for at least 60 days after notice from the injured party to the other, which notice shall have stated with particularity the nature of the act or omission and the nature and extent of the injury being suffered or which is anticipated to be suffered by the party providing the notice.

               (iv) The party committing the act or omission shall have failed during such 60 day period to commence and to diligently pursue an effort to cure the acts or omissions that are the subject of the notice, or if such act or omission is of such a nature that it cannot be cured or cannot be readily cured through reasonably diligent efforts, the party committing the act or omission shall have failed during such 60 day period, to offer to perform some equivalent act or otherwise to provide the party providing the notice with adequate protection against loss, in either case which is reasonably acceptable to the injured party, and shall have failed diligently to pursue such efforts to effect a cure or such equivalent performance or provision of protection against loss.

               (v) Any one or more of the following: (A) member of the party's Group violates Section 5.5 or 5.6 hereof, (B) if the party is a NaBANCO Group member, a NaBANCO Group member violates
                     Section 5.3 hereof if due to the provision of Bankcard

                    Merchant Processing Services to a third party that provides Bankcard Merchant Processing Services in the Partnership Territory, or (C) the Partnership is dissolved other than in accordance with an expressly provided and properly exercised right of termination set forth in the Partnership Agreement or the JV Agreement (unless the Partnership is thereafter immediately reconstituted or the Partner causing such termination offers to immediately reconstitute the Partnership) in a manner which provides substantially the same rights and benefits in all material respects of the other partner(s) in the Partnership as they were prior to such dissolution.

     6.4  Effect on Capital Contribution Obligations.
          ------------------------------------------

          Upon any termination of the Partnership, any unperformed obligations of any member of the NB Group or the NaBANCO Group to make any contribution to the capital of the Partnership, whether in the form of money or an in-kind contribution, shall be excused and no longer required to be performed; provided, however, if any assets have been sold to the Partnership and the transfer thereof to the Partnership has been completed, then the NB Sub and the NaBANCO Sub shall remain fully obligated to contribute their proportionate share of the amount required to fund the purchase price for such assets to the same extent as if the termination had not occurred.

ARTICLE 7:  LIQUIDATION
- -----------------------

     7.1  Rights on Termination.
          ---------------------

          (a) Upon any termination, the NaBANCO Sub (or any member of the NaBANCO Group designated by the NaBANCO Sub) will offer to purchase the NB Sub's Partnership Interest for a minimum price computed in accordance with the Expansion Territory Portfolio Purchase Price formula applied to the Partnership's entire portfolio times the NB Sub's Sharing Percentage (the "Minimum NB Buy-out Price"). If, after a good faith effort, the parties are unable to reach agreement on a price above the Minimum NB Buy-out Price, the NB Sub shall either sell its Partnership Interest to the NaBANCO Sub (or any member of the NaBANCO Group designated by the NaBANCO Sub) for the Minimum NB Buy-out Price or dissolve the Partnership in accordance with Section 7.2.

          (b)  Closing Procedures.  Any purchase of a Partnership Interest shall
               ------------------
               be consummated as soon as is reasonably practicable following the determination of the purchase price therefor, and the parties agree to cooperate, in good faith, with respect to all actions necessary and appropriate to such consummation, including, without limitation, the execution of all reasonably requested documentation and the obtaining, if any, of necessary consents and approval of Governmental Authorities and other Persons.

     7.2  Partnership Liquidation.
          -----------------------

          If the Partners do not reach agreement as set forth in Section 7.1(a), then the Partnership will be liquidated as provided in this Section
          7.2 unless the parties are able to agree on a mutually acceptable alternative method of liquidating the Partnership and effecting an in-kind liquidating distribution of assets. The Partnership's economic interest in the Partnership portfolio will be divided between the Partners so that each Partner receives an equitable distribution based on its Sharing Percentage.

          (a) Adequate provision will be made to satisfy all of the Partnership's obligations, debts and liabilities (including all amounts owed to any member of the NaBANCO Group or the NB Group).

          (b) Unless otherwise agreed, the NaBANCO Sub will choose first and will pick merchants representing, in the aggregate, $400,000 in Annual Gross Profit. The NB Sub will then pick merchants representing, in the aggregate, $200,000 in Annual Gross Profit. After the initial choices, the NaBANCO Sub will chose merchants representing, in the aggregate, not more than $800,000 in Annual Gross Profit and the NB Sub will chose merchants representing, in the aggregate, $200,000 in Annual Gross Profits. The parties will continue selecting merchants in that manner until the portfolio is divided with the NaBANCO Sub having merchants representing an economic interest of eighty percent (80%) of the Annual Gross Profit of the Partnership and the NB Sub having merchants representing an economic interest of twenty percent (20%) of the Annual Gross Profit of the Partnership.

          (c) A Partner may elect to choose merchants representing Annual Gross Profit of less than the amount of Annual Gross Profit then available with respect to that Partner's then current choice. Similarly, a Partner may elect to pass its turn to choose any merchants. In either case, the difference between the total amount of Annual Gross Profit which could have been properly attributable to merchants that could have been chosen by such Partner and the amount of Annual Gross Profit actually attributable to merchants actually chosen by such Partner, may be applied by such Partner to increase the amount of Annual Gross Profit attributable to merchants later chosen by such Partner.
               In no
               event, however, shall the aggregate Annual Gross Profit attributable to all merchants chosen by either Partner ever exceed the aggregate amount of Annual Gross Profit which would have been attributable to merchants chosen by that Partner if the Partners have chosen, on each occasion the Partner was entitled to choose merchants, merchants representing exactly the maximum amount of Annual Gross Profit then available to such Partner to apply in making its choices.

          (d) In picking merchants as described above, there may be certain required picks by the NaBANCO Sub or the NB Sub. The NaBANCO Sub will be required to treat as merchants picked by it any Regional Merchants to which NaBANCO (or any subsidiary of NaBANCO) provides Merchant Processing Services in conjunction with other services provided by any NaBANCO Affiliate if and to the extent the total annualized bankcard volume attributed to such merchants exceeds the 9% limitation in paragraph (e) of the definition of "Excepted Merchant." In addition, the NB Sub or the NaBANCO sub, as the case may be, will be required to pick all merchants that are parties to Indemnified Contracts as to which the NB Group or the NaBANCO Group, respectively, bears an indemnification obligation pursuant to Section 3.6. The NaBANCO Sub and the NB Sub each may decide the round in which it will pick its own required merchant picks, provided that the Annual Gross Profit attributed to any required picks is fully applied during the process.

          (e) To determine the Annual Gross Profit for purposes of this Article 7 only, the following shall apply:

               (i) If the Partnership has been operating for less than twelve months from the Closing Date, actual operating history with the Partnership and the NB Group or NaBANCO Group member will be used to determine the Annual Gross Profit for each active merchant that is a Partnership customer at the end of the appropriate twelve-month period.

               (ii) For any active merchant that has not received Bankcard
                    Merchant Processing Services from the Partnership, an NB Group member and/or a NaBANCO Group member for a combined twelve-month period, the Annual Gross Profit attributed to that merchant will be calculated by annualizing using the available operating history and an agreed upon reasonable method for annualizing, based on that merchant's characteristics.

               (iii) In calculating Annual Gross Profit, there shall be excluded all revenues and expenses derived from the provision of Merchant Processing Services to Inactive Merchants, except for any such merchant that is a seasonal merchant.

          (f) Each terminal or other item of equipment owned by the Partnership and rented or otherwise provided to a merchant for use at the merchant's location will be distributed in kind to the NaBANCO Sub or the NB Sub that picked the particular merchant's contract for the provision of Merchant Processing Services.

          (g) Any other assets of the Partnership (or the proceeds of their liquidation) shall be distributed in accordance with the Sharing Percentages of the Partners in accordance with the Partnership Agreement.

     7.3  Non-Compete Covenant.
          --------------------

          For a period of two years following liquidation of the Partnership, neither the NB Group nor the NaBANCO Group will seek to provide Merchant Processing Services to merchants obtained by the other party from the Partnership in liquidation. The NaBANCO Group will not alter or attempt to alter the DDA relationship any NB Group member has with a Partnership Merchant, so long as the NB Group continues to process a payment tape in essentially the same manner and within the same time frames as was previously handled. Notwithstanding the foregoing, in the event of a termination of the Partnership due to a Flagrant Breach, the provisions of this Section 7.3 shall be inoperative with respect to the injured party, and the injured party shall be free to provide the same or similar services to the merchants obtained in liquidation by the party guilty of the Flagrant Breach without restriction or limitation.

     7.4  On-Going Services.
          -----------------

          Each Partner or its Affiliates will be required to provide the same services to the other Partner and its Affiliates it was providing prior to the termination and liquidation, at the other's option, for a two year period (except for BIN/ICA services, which is set forth in Section 9.4, and the debit card network sponsorship pursuant to the Sponsorship and Services Agreement), from the date of dissolution at the cost existing on the date of notice of dissolution plus an additional twenty percent (20%) mark-up.

     7.5  Early Liquidation.
          -----------------

          In the event the Partnership is terminated prior to the delivery of mutually agreed upon schedules listing the Merchant Service Contracts and terminal rental agreements contributed to the Partnership and establishing the Agreed Values with respect thereto, and if, except for the application of Section 3.4(c), the Agreed Value of the Merchant Service Contracts and terminal rental agreements plus cash contributed to the Partnership by the NB Sub would have been in excess of 20% of the total value of all capital of the Partnership, then immediately prior to proceeding with the liquidation of the Partnership, the NaBANCO Sub will contribute, at the NaBANCO Sub's option, either cash or Merchant Service Contracts and terminal rental agreements to the Partnership which have an Agreed Value equal to four times the amount of the additional Agreed Value which would have been attributable to the contracts contributed by the NB Sub were it not for the application of Section 3.4(c).

     7.6  Termination Fee.
          ---------------

          If the Partnership is terminated due to any action by any member of the NB Group (including any exercise of the special veto right by the NB Sub pursuant to Section 3.8(j) of this JV Agreement) within the first five years following the Closing Date, other than as a result of a breach by any member of the NaBANCO Group, the NB Group shall pay to NaBANCO an early termination fee equal to $3.9 million, reduced by $65,000 for each month elapsed from the Closing Date to the date of such termination. Such fee is in addition to, and not in substitution for or limitation of, any damages which any NaBANCO Group member may have with respect to such termination. Any amounts due hereunder shall be paid by the NB Group by wire transfer on the date the Partnership is liquidated.

ARTICLE 8:  CASH ADVANCES
- -------------------------

     8.1  Purchase of Cash Advance Fees.
          -----------------------------

          (a) NaBANCO shall purchase, and the NB Group shall sell, 80% of the "Cash Advance Fees" generated from banking center, non-automated teller machine manual cash disbursements ("Cash Advances") made by any NB Bank in the Initial Territory, all as provided in the Asset Purchase Agreement.

          (b) In the event the Partnership purchases a Regional Merchant portfolio, or portion thereof, from an NB Group member under the circumstances described in Section 5.5(a) or 5.5(b), NaBANCO shall purchase, and the NB Group shall sell, 50% of the Cash Advance Fees generated from Cash Advances made by NB Banks in the Expansion Territory.

          (c) In the event the Partnership purchases a Regional Merchant portfolio, or portion thereof, from an NB Group member under the circumstances described in Section 5.6, NaBANCO shall purchase 50% of the Cash Advance Fees generated from Cash Advances made by banking centers in the Partnership Territory which are acquired by any NB Bank member in the transaction covered by Section 5.6.

          (d) For purposes of any purchase by NaBANCO of Cash Advance Fees pursuant to this Section 8.1, Cash Advance Fees shall mean Cash Advance reimbursement fees (net of any third party processing costs in the event of a purchase pursuant to subsection (b) or
               (c), above) received by the NB Group members (directly or indirectly) from Visa and MasterCard. The purchase price for Cash Advance Fees shall be two times 80% or 50%, as appropriate, of the Cash Advance Fees for a twelve-month period ending February 28, 1995, in the case of subsection (a) above, and ending on the last day of the most recent month for which results are available in the case of subsections (b) and (c) above.

     8.2  Cash Advance Services.
          ---------------------

          NaBANCO and the NB Group Members shall agree on mutually satisfactory procedures for the NB Group to collect Cash Advance slips from the banking centers and other banking offices of the NB Group and make them available for pick-up by NaBANCO and for the transmission to NaBANCO of each Cash Advance that is data captured. NaBANCO shall provide authorization services with respect to such cash advances by members of the NB Group and shall process and submit all Cash Advances to the Visa and MasterCard interchanges for settlement. Other than its receipt of 80% or 50%, as appropriate, of the Cash Advance Fees received by the NB Banks with respect to such Cash Advances, NaBANCO shall not charge any additional fee for authorizing, processing and submitting to interchange the Cash Advances made by the NB Group. All terminals used by members of the NB Group to data capture Cash Advances shall continue to belong to the applicable NB Group members, but NaBANCO at its option, may substitute different terminals for the NB Group members to use to data capture Cash Advances. NaBANCO shall service all terminals used by the NB Group to data capture Cash Advances without any additional charge to the NB Group. Such service shall be provided through the Partnership's sales force, and NaBANCO shall reimburse the Partnership at cost for such services. Upon liquidation of the

          Partnership, all Cash Advance Fees shall revert to the NB Banks or NaBANCO as appropriate, based on which party initially sold such Cash Advance Fees.

     8.3  Purchase Price Refund.
          ---------------------

          If the Partnership is terminated within five years following the date on which NaBANCO purchases Cash Advance Fees pursuant to Section 8.1(b) or (c) above from an NB Bank due to any action by any member of the NB Group (including any exercise of the special veto right by the NB Sub pursuant to Section 3.8(j) of this JV Agreement) other than as a result of a breach by any member of the NaBANCO Group, unless the parties otherwise agree, NaBANCO shall be entitled to a refund of part or all of its purchase price for 50% of the Cash Advance Fees received by the NB Group, which refunds shall be a percentage of the total purchase price paid by NaBANCO for such Cash Advance Fees, depending on the number of years elapsed since the Closing Date as follows:

          If the Partnership is          Percentage of Purchase
          terminated prior to:            Price to be Refunded
          -------------------             --------------------

          1st Anniversary                             100%
          2nd Anniversary                              80%
          3rd Anniversary                              60%
          4th Anniversary                              40%
          5th Anniversary                              20%

          Any amounts due hereunder shall be paid by wire transfer on the next business day following receipt of notice of the amount due.

     8.4  Purchase of Cash Advance Revenues by a NaBANCO Group Member.
          -----------------------------------------------------------

          If a NaBANCO Group member desires to purchase from a third party a revenue stream consisting of "Cash Advance Fees" (as such term has been previously defined but modified to mean such fees received by such third party (directly or indirectly) from Visa and MasterCard), such NaBANCO Group member shall notify the NB Group. By notice to such NaBANCO Group member within 30 days, the NB Group shall have the right to participate with the NaBANCO Group member in such purchase unless such third party refuses to sell such Cash Advance Fees to the NB Group jointly with the NaBANCO Group member. If the NB Group so elects and the third party does not object to the NB Group participation, then the NB Group shall pay 50% of the purchase price for, and any such other costs related to, the purchase of such revenue stream, shall share equally with the NaBANCO

          Group member in the net profits from such revenue stream (after payment to the applicable NaBANCO Group member(s) for all costs associated with the authorization, processing and settlement of such Cash Advances by the NaBANCO Group member(s)) and shall share equally with the NaBANCO Group member(s) all costs, expenses and liabilities incurred as a result of such purchase of Cash Advance Fees. This
          Section 8.4 shall not apply to, and shall not in any way restrict the NaBANCO Group members from entering into, any arrangements by a NaBANCO Group member to authorize, process and settle Cash Advances for service fees payable if and when such services are rendered in contrast to a true purchase of a revenue stream consisting of Cash Advance Fees.

ARTICLE 9:  NORFOLK; EMPLOYEES; BINs AND ICAs; OTHER MATTERS
- ------------------------------------------------------------

     9.1  NB Group Merchant Operation and Conversion Expenses.
          ---------------------------------------------------

          Beginning on the Closing Date, NaBANCO will manage that portion of the NB Group's Norfolk operations center used to provide Merchant Processing Services for the Partnership's merchants, and the Partnership will manage the NB Group's merchant sales force. NaBANCO will be responsible for reimbursing the NB Group for costs under, for administering and for instructing the NB Group when to terminate any third party contracts in existence on the date hereof to which an NB Group member is a party to the extent they relate to the Merchant Processing Business, as set forth in more detail in the Sponsorship and Services Agreement. In the event that the Partnership instructs an NB Group member to take any action or give any notice under such a third party contract which the NB Group member properly may take and such NB Group member fails to take such action or give such notice in a timely manner, any costs, loss or damages resulting from such failure shall be borne by the NB Group. Except as indicated below, the expenses of operating the Merchant Processing Services portion of the Norfolk operations shall be reimbursed to the NB Group by NaBANCO as part of its servicing responsibilities pending conversion of the merchants and vacating of such facility by NaBANCO. The NB Group will no longer be reimbursed for any leasehold or other expenses attributed to NaBANCO's occupancy of any of the physical locations in the Norfolk facility used in conducting the Merchant Processing Business when such locations are vacated by NaBANCO following forty-five days advance notice to the NB Group by the Partnership. Sales force related expenses and conversion costs for closing the Norfolk facility and any sales facilities will be borne by the Partnership. All such expenses of conversion borne by the Partnership will end by March 31, 1996.
          Any expenses of conversion incurred subsequent to the above date will be borne by NaBANCO. The NB Group will be responsible for all severance costs of NB Non-Sales Employees who are eligible for severance as provided in Section 9.2. The NB Group will also absorb personnel costs for NB Non-Sales Employees no longer needed by the Partnership, provided that the Partnership provides forty-five (45) days notice prior to the date the employee is no longer needed. The Partnership will be responsible for any cost related to the severance of sales personnel and for any "stay" bonuses payable to NB Sales Employees pursuant to Section 9.2.

     9.2  Employees.
          ---------

          (a)  Identification.  The Partnership, the Banks and NaBANCO shall
               --------------
               identify and offer employment in the Partnership to selected NB Sales Employees, selected NB-Non-Sales Employees and selected NaBANCO employees, not later than December 31, 1995.

          (b)  Severance Pay.  Severance costs with respect to the NB Sales
               -------------
               Employees, the NB Non-Sales Employees, and the NaBANCO Sales Employees shall be paid and allocated as follows:

               (i) With respect to any NB Sales Employee who does not accept an offer of employment from the Partnership or from a NB Group member, and was not offered "comparable employment" by the Partnership or a NB Group member, such NB Sales Employee shall be eligible for severance pay from the NB Group member. Any severance costs incurred in connection with such NB Sales Employee shall be reimbursed to the NB Group member by the Partnership. For purposes of this
                     Section 9.2(b)(i), "comparable employment" shall mean a job consistent with the employee's job skills and offering the same total compensation potential (although the mix between base salary and bonus may be changed) and in the same geographic area (i.e., within a 35 mile radius of the present job location or the employee's principal residence).

               (ii) With respect to NB Non-Sales Employees, the cost of any severance benefits for such NB Non-Sales Employees shall be determined by and borne by the NB Group. However, the Partnership shall reimburse the NB Group for all "stay bonuses" mutually agreed upon by the Partnership that are offered to NB Non-Sales Employees in connection with the formation of the Partnership.

               (iii) With respect to any NaBANCO Sales Employee who does not receive and accept an offer of comparable employment from the Partnership or from a NaBANCO Group member, such

                     NaBANCO Sales Employee shall be eligible for severance pay from the applicable NaBANCO Group Member. Any severance costs incurred in connection with such NaBANCO sales employee shall be reimbursed to the NaBANCO Group Member by the Partnership.

               In addition, for a period of twelve months following formation of the Partnership, the Partnership shall not terminate without cause any NB Sales Employee or NB Non-Sales Employee who accepts employment with the Partnership without paying to such employee a severance benefit equal to one week of salary for each year of service with the NB Group.

          (c)  Benefits. With respect to NB Sales Employees and NB Non-Sales
               --------
               Employees who accept the an offer of employment from the Partnership or a NaBANCO Group member (the "Affected NB Employees"), the Banks shall cause The NationsBank Pension Plan and The NationsBank Retirement Savings Plan to be amended effective as of the date of their termination of employment with the NB Group to fully (i.e., 100%) vest the accrued benefits thereunder of such Affected NB Employees as of such termination date, and to pay their accrued benefits under such Plans when and as provided in such Plans, and for purposes of determining when such benefits become payable, such Affected NB Employees shall be deemed to have separated from service on such termination date. In addition, the Partnership shall cause such Affected NB Employees to be credited under the employee benefit plans of the Partnership for their prior service with the NB Group to the extent that service is relevant for purposes of eligibility, vesting or allowances (including, without limitation, entitlement to vacation and sick days) under any of the Partnership's employee benefit plans. Affected NB Employees and their dependents who are covered by the NB Group member's medical plan as of such termination date shall be covered under the Partnership's medical plan immediately upon employment, and shall not be subject to any pre-existing condition limitations or exclusions except those excluded under the terms of the NB Group member's medical plan. Affected NB Employees shall not be required to satisfy the deductible and employee co-payments and out-of-pocket maximum required by the Partnership's comprehensive medical or dental plans for calendar year 1995 to the extent of amounts previously credited for 1995 under comparable plans maintained by the NB Group members.

     9.3  Transition Arrangements.
          -----------------------

          For the sake of administrative convenience, the Partners may determine that it is advisable to leave employees who have accepted offers of employment with the Partnership as of the Closing Date, on the payroll and benefits programs of the NB Group member and the NaBANCO Group member, respectively, until some date following the Closing Date on which the Partnership's payroll systems and benefits programs will be in place. If the Partners mutually agree to leave employees who would otherwise become employees of the Partnership on the Closing Date on their respective payrolls and benefit systems for a period after the Closing Date, then the Partnership shall reimburse the NB Group member and the NaBANCO Group member, respectively, for the payroll and benefit costs incurred in connection with carrying such employees on their respective payrolls and benefit programs for the affected period, such reimbursement to be made pursuant to a methodology to be mutually agreed upon by the Partnership, the NB Group member and the NaBANCO Group member.

     9.4  NationsBank's BINs and ICAs.
          ---------------------------

          An NB Group member(s)' BINs and ICAs will be used for processing Partnership merchant transactions, and the Partnership will reimburse such NB Member(s) for all Card Association fees and incidental expenses relating to the use of such BINs and ICAs, all as provided in, and subject to the terms and conditions of the Sponsorship and Services Agreement. The Sponsorship and Services Agreement also will provide for the Partnership to indemnify the NB Group Member(s) for credit, chargeback and fraud losses and other liabilities and risks relating to the provision of Merchant Processing Services (except to the extent any loss is caused by the failure to perform or unreasonable delay by a NB Group Member in performing its obligations under such agreement). FFMC and NationsBank hereby guarantee performance of the Partnership's indemnification obligation in proportion to the Sharing Percentages of the NaBANCO Sub and the NB Sub, respectively, but shall not be liable to satisfy any such indemnification obligation unless and until the Partnership fails to satisfy its indemnification obligations after appropriate measures to enforce such obligations. Upon dissolution of the Partnership, the NB Group shall take all reasonable steps necessary to permit the NaBANCO Group to continue its Merchant Processing Business on an uninterrupted basis, including, without limitation, permitting or otherwise accommodating and allowing the continued use of the NB Group member(s)' BINs and ICAs for up to 60 days after the division of contracts or the purchase of the NB Sub's Partnership interest. In the case of any continued use by a member of the NaBANCO Group of such BINs and ICAs of the NB Group following dissolution, the Sponsorship and Services Agreement shall provide for an appropriate continuation of such guarantees by the NaBANCO Group.

     9.5  Payment System Indemnity.
          ------------------------

          NaBANCO and FFMC, jointly and severally, will indemnify the NB Group against any reckless, fraudulent or careless activity by FFB or any other payment system intermediary under Control of NaBANCO or FFMC or any of their Affiliates for any payment system loss within the Control of the NaBANCO Group. The Banks and NationsBank, jointly and severally, will indemnify NaBANCO and FFB against any reckless, fraudulent or careless activity by the Banks or any other payment system intermediary under Control of the NB Group for any payment system loss within the Control of the NB Group.

     9.6  Special Fee.
          -----------

          The NB Group shall pay NaBANCO a fee of $1.6 million at Closing pursuant to a separate arrangement for certain transitional services.

ARTICLE 10:  CLOSING
- --------------------

     10.1 Closing.
          -------

          The closing of the transactions contemplated by this JV Agreement, evidenced by the closing of the Related Agreements, shall occur at a closing (the "Closing") to be held at the offices of Sutherland, Asbill & Brennan, 999 Peachtree Street, N.E., Atlanta, Georgia 30309, at 10:00 a.m. local time on a date (the "Closing Date") which shall be the later to occur of April 6, 1995, or two (2) business days following the date upon which either party notifies the other that all Approvals have been obtained and all statutory waiting periods have expired, or at such other place, time or date on which the parties shall mutually agree and shall be effective in terms of allocating all economic consequences among the applicable parties as of March 31, 1995 (or if the Closing does not occur until after April 6, 1995, shall be effective in terms of allocating all economic consequences among the applicable parties as of the last day of the month in which such Approvals are obtained and statutory waiting periods expire) (the "Effective Date").

ARTICLE 11:  REPRESENTATIONS AND WARRANTIES
- -------------------------------------------

     11.1 Representations and Warranties of NaBANCO.
          -----------------------------------------

          NaBANCO and FFMC hereby jointly and severally represent and warrant to the Banks as follows:

          (a)  Corporate Organization.  FFMC, NaBANCO and the NaBANCO Sub are
               ----------------------
               corporations duly organized and validly existing under the laws of Georgia (in the case of FFMC and the NaBANCO Sub) and Florida (in the case of NaBANCO).

          (b)  Capacity; Authorization. This JV Agreement has been (and the
               -----------------------
               Partnership Agreement when delivered shall be) duly authorized, executed and delivered by NaBANCO and FFMC (or in the case of the Partnership Agreement, by the NaBANCO Sub) and is (or in the case of the Partnership Agreement, shall be) the legal, valid and binding agreement of NaBANCO and FFMC (or in the case of the Partnership Agreement of the NaBANCO Sub, shall be), enforceable in accordance with their terms (except as such enforceability may be limited by (i) equitable limitations on the availability of equitable remedies or (ii) bankruptcy, insolvency, reorganization or similar laws).

          (c)  No Brokers.  All negotiations relative to this JV Agreement and
               ----------
               the transactions contemplated hereby have been carried on by the NaBANCO Group and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of the NaBANCO Group in such a manner as to give rise to any valid claim against the Partnership or any NB Group member for a brokerage commission, finder's fee or like commission.

          (d)  No Violation. Neither the execution and delivery of this JV
               ------------
               Agreement nor the consummation of the transactions contemplated herein, will violate or conflict with (i) the Articles of Incorporation or Bylaws of NaBANCO, FFMC or the NaBANCO Sub; (ii) any material provision of any material agreement or any other material restriction of any kind to which NaBANCO or FFMC is a party or by which it is bound; (iii) any material statute, law, decree, regulation or order of any Governmental Authority, or
               (iv) any material provision which will result in a default under, or which will cause the acceleration of the maturity of, any material obligation or loan to which NaBANCO or FFMC is a party.

          (e)  Regulatory Applications.  In any application or filing for an
               -----------------------
               Approval filed, amended or supplemented, by a NaBANCO Group member, or if a NaBANCO Group member furnishes information to a NB Group member for inclusion in any such application or filing, the information so included in any such application or so furnished shall comply in all material respects with all Applicable Laws and Card Association Rules and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          (f)  Financial Information.  This JV Agreement and all reports,
               ---------------------
               statements, lists, certificates and other documents delivered (including the pro forma projections attached hereto as Schedule 3.4B), and any information theretofore or hereafter furnished, by NaBANCO to the Banks in writing in connection with this JV Agreement or any of the transactions contemplated hereby (collectively, the "Materials and Information"), any with respect to any particular matter, (i) have been and will be prepared in accordance with the accounting practices, procedures and methods employed by NaBANCO in connection with the Merchant Processing Business; (ii) fairly presents the financial condition and results of operations of the Merchant Processing Business as of the date and for the periods indicated; and (iii) are true, complete and accurate in all material respects as of the date thereof and do not, as of such date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading.

     11.2 Representations and Warranties of the Banks.
          -------------------------------------------

          The Banks and NationsBank hereby jointly and severally represent and warrant to NaBANCO and FFMC as follows:

          (a)  Corporate Organization.  The Banks are duly organized and validly
               ----------------------
               existing national banking associations and NationsBank is a corporation duly organized and validly existing under the laws of the State of North Carolina. The NB Sub is (or will be as of the Closing Date) a partnership duly organized, validly existing and in good standing under the laws of the State of North Carolina.

          (b)  Capacity; Authorization. This JV Agreement has been (and the
               -----------------------
               Partnership Agreement when delivered shall be) duly authorized, executed and delivered by the Banks and NationsBank (or in the case of the Partnership Agreement, by the NB Sub) and is (or in the case of the Partnership Agreement, shall be) the legal, valid and binding agreement of the Banks and NationsBank (or in the case of the Partnership Agreement, of the NB Sub), enforceable in accordance with their terms (except as such enforceability may be limited by (i) equitable limitations on the availability of equitable remedies or (ii) bankruptcy, insolvency, reorganization or similar laws).

          (c)  No Brokers. All negotiations relative to this JV Agreement and
               ----------
               the transactions contemplated hereby have been carried on by the NB Group and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of the NB Group in such a manner as to give rise to any valid claim against the Partnership or any NaBANCO Group member for a brokerage commission, finder's fee or like commission.

          (d)  No Violation. Neither the execution and delivery of this JV
               ------------
               Agreement nor the consummation of the transactions contemplated herein, will violate or conflict with (i) any Bank's Articles of Association or Bylaws; (ii) NationsBank's Articles of Incorporation or Bylaws; (iii) any material provision of any material agreement or any other material restriction of any kind to which any Bank or NationsBank is a party or by which it is bound; (iv) any material statute, law, decree, regulation or order of any Governmental Authority; or (v) any material provision which will result in a default under, or which cause the acceleration of the maturity of, any material obligation or loan to which any Bank or NationsBank is a party.

          (e)  Regulatory Applications. In any application or filing for an
               -----------------------
               Approval filed, amended or supplemented, by a NB Group member, or if a NB Group member furnishes information to a NaBANCO Group member for inclusion in any such application or filing, the information so included in any such application or so furnished shall comply in all material respects with all Applicable Laws and Card Association Rules and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          (f)  Financial Information.  This JV Agreement and all reports,
               ---------------------
               statements, lists, certificates and other documents delivered, and any information theretofore or hereafter furnished, by the Banks in writing to NaBANCO in connection with this Agreement or any of the transactions contemplated hereby (collectively, the "Materials and Information"), any with respect to any particular matter, (i) have been and will be prepared in accordance with the accounting practices, procedures and methods employed by the Banks in connection with the Merchant Processing Business; (ii) fairly presents the financial condition and results of operations of the Merchant Processing Business as of the date and for the periods indicated; and (iii) are true, complete and accurate in all material respects as of the date thereof and does not, as of such date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading.

ARTICLE 12:  ADDITIONAL COVENANTS
- ---------------------------------

     12.1 Regulatory and Other Approvals.
          ------------------------------

          (a)  Pursuit of Required Approvals.  Each of the parties shall use its
               -----------------------------
               best efforts as soon as reasonably possible to take all actions to obtain all Approvals from and to make all filings with and give all notices to Governmental Authorities and other Persons including, without limitation:

               (i) The Banks shall prepare and file applications required by law with the appropriate banking regulatory authorities for approval of the transactions contemplated. The Banks agree to process such applications in a diligent manner and on a priority basis and to provide NaBANCO promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. As of the Closing Date, the Banks know of no reason why such applications should not receive all such approvals. The Banks shall promptly notify NaBANCO upon receipt by the Banks of notification that any application provided for hereunder has been denied.

               (ii) The parties shall prepare and file all filings and other actions required under applicable state laws to permit the Partnership to engage in its business.

               (iii) The parties shall prepare and file all other filings and take all other actions required for the Partnership to conduct its business.

          (b)  Cooperation.  Each of the parties, to the extent applicable,
               -----------
               shall fully cooperate with the other parties in the preparation of all applications, notices or other filings for any Approvals and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications, notices or other filings.

          (c)  Regulatory Applications.  In any application or filing for an
               -----------------------
               Approval filed, amended or supplemented, or if a party hereto furnishes information to any other party for inclusion in any such application or filing, the information so included by such party in any such application or so furnished to the other party shall comply in all material respects with all Applicable Laws and Card Association Rules and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     12.2 Publicity.
          ---------

          The parties will consult with each other with regard to the terms and substance of any and all press releases, announcements or other public statements with respect to the transactions contemplated hereby. The parties further agree that neither of them will release any such press release, announcement or other public statement without the prior approval of the other parties, unless such release is required by Applicable Law or Card Association Rules and the parties cannot agree upon a mutually acceptable form of release, in which event the party releasing information, announcement or public statement shall not be deemed to be in breach of this JV Agreement. The parties also agree that any such approval will not be unreasonably withheld, and they agree to use best efforts to reach agreement expeditiously on the terms of any such press release, announcement or other public statement.

     12.3 Confidentiality.
          ---------------

          (a)  Disclosure Limitation.  Except as expressly authorized herein or
               ---------------------
               by the parties hereto, during the term of this Joint Venture, each of the parties agrees not to disclose, use, or permit the disclosure or use by others, of any Proprietary Information received from the other party or the Partnership, as the case may be, for any other purpose other than to effectuate the intent of this JV Agreement during the term of this JV Agreement or at any time thereafter for any reason whatsoever, unless and to the extent such Proprietary Information (i) is or becomes a matter of public knowledge through no action or inaction of the party receiving the Proprietary Information, (ii) was in the receiving party's possession before receipt from the party providing such Proprietary Information, (iii) is rightfully received by the receiving party from a third party without any duty of confidentiality, (iv) is disclosed to a third party by the party providing the Proprietary Information without a duty of confidentiality on the third party, (v) is disclosed pursuant to a valid order of any Governmental Authority, (vi) is disclosed to any Card Association, or (vii) is disclosed with the prior written approval of the party providing such Proprietary Information. The same provisions on disclosure apply to this JV Agreement and all Related Agreements.

          (b)  Confidentiality After Termination.  If this JV Agreement is
               ---------------------------------
               terminated pursuant to Section 14.1(a)(d), each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to the transactions contemplated by this JV Agreement, whether obtained before or after the execution hereof, to the party furnishing the same, and the duty of confidentiality as provided herein shall survive termination of this JV Agreement.

          (c)  Partnership Affected. The parties also agree that the Partnership
               --------------------
               will be subject to the same provisions on confidentiality as set forth in (a).

          (d)  Survival.  All provisions of disclosure and confidentiality shall
               --------
               survive the termination of this Agreement.

     12.4 Gain Recognition Election.
          -------------------------

          NB Group shall file an election under Section 197(f)(9)(B) of the Internal Revenue Code of 1986, as amended, with respect to the Merchant Service Contracts to be sold by the Selling Banks and such election shall be in the form and filed at the time prescribed by the Internal Revenue Service for such filings.

ARTICLE 13:  CONDITIONS PRECEDENT TO CLOSING
- --------------------------------------------

     13.1 Mutual Conditions to Obligation to Close.
          ----------------------------------------

          The obligations of the parties to consummate the transactions contemplated by this JV Agreement and the Related Agreements are subject to the satisfaction or waiver on or before the Closing Date of all of the following conditions:

          (a)  No Violations of Law, Litigation, Etc.  The transactions
               -------------------------------------
               contemplated by this JV Agreement and the Related Agreements shall not violate any Applicable Law or Card Association Rules. There shall be no pending or threatened actions or proceedings by any Person or Governmental Authority (or determinations by any Governmental Authority) challenging or in any manner seeking to restrict, prohibit or condition (except pursuant to the Approvals) the transactions and activities contemplated hereby (as determined in the sole judgment of the party to which such actions or proceedings relate, which judgment shall not be unreasonably exercised) or seeking to obtain any material damages against any of the parties to this JV Agreement or any of the Related Agreements as a result of the transactions and activities contemplated hereby or thereby.

          (b)  Approvals.  All of the Approvals for the transactions and
               ---------
               activities contemplated by this JV Agreement and the Related Agreements shall have been obtained and shall be satisfactory in all material respects to the Banks and NaBANCO; such Approvals shall be in effect and no proceedings shall have been initiated or threatened with respect thereto; and all conditions and requirements prescribed under Applicable Law or Card Association Rules or by such Approvals shall have been satisfied.

     13.2 Additional Conditions to Obligations of the NaBANCO Parties.
          -----------------------------------------------------------

          The obligations of the NaBANCO Parties to consummate the transactions contemplated by this JV Agreement and the Related Agreements are subject to the satisfaction or waiver by NaBANCO on or before the Closing Date (or as otherwise provided below) of all of the following additional conditions:

          (a)  Representations and Warranties, Etc.
               -----------------------------------

               (i) All representations and warranties of the Banks and NationsBank contained in this JV Agreement shall be true and correct in all material respects as of the date of this JV Agreement (or as of the Closing Date, as applicable);

               (ii) the Banks shall have performed and satisfied in all material respects all covenants and conditions required by this JV Agreement to be performed and satisfied by each of them at or prior to the Closing Date; and

               (iii) there shall have been delivered to NaBANCO on the Closing
                     Date a certificate executed as of such date by a duly authorized officer of each Bank certifying compliance with all the provisions of this Section 13.2(a).

          (b)  Authorization, Execution and Delivery of Documents.  This JV
               --------------------------------------------------
               Agreement, the Partnership Agreement and Related Agreements containing mutually agreed upon terms shall have been duly authorized, executed and delivered by the NB Parties that are parties thereto, and an executed counterpart of each thereof shall have been delivered to NaBANCO.

     13.3 Additional Conditions to Obligations of the NB Parties.
          ------------------------------------------------------

          The obligations of the NB Parties to consummate the transactions contemplated by this JV Agreement and the Related Agreements are subject to the satisfaction or waiver by the Banks on or before the Closing Date (or as otherwise provided below) of all of the following additional conditions:

          (a)  Representations and Warranties, Etc.
               -----------------------------------

               (i) All representations and warranties of NaBANCO and FFMC contained in this JV Agreement shall be true and correct in all material respects as of the date of this JV Agreement (or as of the Closing Date, as applicable);

               (ii) NaBANCO shall have performed and satisfied in all material respects all covenants and conditions required by this JV Agreement to be performed and satisfied by it at or prior to the Closing Date; and

               (iii) there shall have been delivered to the Banks on the
                     Closing Date a certificate executed as of such date by a duly authorized officer of NaBANCO certifying compliance with all the provisions of this Section 13.3(a).

          (b)  Authorization, Execution, and Delivery of Documents.  This JV
               ---------------------------------------------------
               Agreement, the Partnership Agreement and Related Agreements containing mutually agreed upon terms shall have been duly authorized, executed and delivered by the NaBANCO Parties which are parties thereto, and an executed counterpart of each thereof shall have been delivered to the Banks.

ARTICLE 14:  MISCELLANEOUS PROVISIONS
- -------------------------------------

     14.1 Notices.
          -------

          Every notice or other communication required or contemplated by this JV Agreement shall be delivered either by (i) personal delivery, (ii) postage prepaid, return receipt requested, registered or certified mail (airmail if available), (iii) nationally recognized express courier, such as Federal Express, Purolator or UPS, or (iv) facsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this Section 14.1, in each case addressed as follows:

          (1)  If to NaBANCO:

               M. Tarlton Pittard
               Vice Chairman
               First Financial Management Corporation
               3 Corporate Square, Suite 700
               Atlanta, Georgia 30329
               Fax: (404) 634-6352

               and

               Paul R. Garcia
               President and Chief Executive Officer
               1401 N.W. 136th Avenue
               Sunrise, Florida  33323
               Fax: (305) 846-1501

               with a copies to:

               Randolph L.M. Hutto
               Senior Executive Vice President and
                General Counsel
               First Financial Management Corporation
               3 Corporate Square, Suite 700
               Atlanta, Georgia 30329
               Fax: (404) 636-7632

               F. Louise Adams
               Sutherland, Asbill & Brennan
               999 Peachtree Street, N.E.
               Atlanta, Georgia 30309-3996
               Fax: (404) 853-8806

          (2)  If to the Banks:

               Eileen M. Friars
               NationsBank Corporation
               101 S. Tryon Street
               NC1-002-23-70
               Charlotte, NC  28255
               Fax: (704) 386-9964

               with copies to:

               G. Patrick Phillips
               President, Financial Products
               NationsBank Corporation
               100 N. Tryon Street
               Charlotte, North Carolina  28255
               Fax: (704) 386-6416

               General Counsel
               NationsBank Corporation
               100 N. Tryon Street, NC1-007-20-01
               Charlotte, North Carolina  28255
               Fax: (704) 386-6453

          or at such other address or to such other person as the party receiving such notice previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communications required or contemplated by this JV Agreement delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery; notices delivered by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

     14.2 No Agency.
          ---------

          Except to the extent expressly provided herein, this JV Agreement shall not constitute an appointment of either party hereto as the legal representative or agent of the other party, nor shall either party hereto have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, or in the name or on behalf of, the other party.

     14.3 Severability.
          ------------

          In the event any provision of this JV Agreement shall be determined to be invalid or unenforceable under Applicable Law, all other provisions of this JV Agreement shall continue in full force and effect unless such invalidity or unenforceability caused substantial deviation from the underlying intent of the parties expressed in this JV Agreement or unless the invalid or unenforceable provisions comprise an integral part of, or are inseparable from, the remainder of this JV Agreement. In such event, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

     14.4 Entire Agreement.
          ----------------

          This JV Agreement and the Related Agreements embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to such subject matter. Neither party has relied upon any representation or warranty of other party except as expressly set forth herein or in the Related Agreements.

     14.5 Drafting Responsibility.
          -----------------------

          This JV Agreement has been negotiated at arm's length and between Persons sophisticated and knowledgeable in the matters dealt with in this JV Agreement. Each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this JV Agreement against the party that has drafted it is not applicable and is waived. The provisions of this JV Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this JV Agreement.

     14.6 Assignment and Succession; Assignments in Violation Void.
          --------------------------------------------------------

          Any member of the NaBANCO Group may transfer its rights and interests in this JV Agreement to an Affiliate. The Banks may transfer their rights and interest in this JV Agreement to an Affiliate. No assignment shall relieve the assignor from continued liability hereunder for its obligations hereunder without the prior written consent of the other party or parties. Otherwise, no party may assign or otherwise transfer any rights, interests or obligations under this JV Agreement without the prior written consent of the other parties, which consent may be withheld in the sole and absolute discretion of such parties. Any attempted assignment in violation of this provision shall be void and of no effect.

     14.7 Expenses of Transaction.
          -----------------------

          Each party shall pay its own respective costs and expenses incurred in connection with the negotiation, execution and delivery of this JV Agreement.

     14.8 Waivers; Consents.
          -----------------

          This JV Agreement may not be changed, amended, terminated, supplemented, rescinded or discharged (other than by performance), in whole or in part, unless a written agreement is executed by the parties hereto or thereto, and no waiver of any of the provisions or conditions of this JV Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given it or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this JV Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     14.9 Further Assurances.
          ------------------

          Each party shall execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this JV Agreement, including, without limitation, taking all actions that may be necessary to cause the NaBANCO Sub and the NB Sub, respectively, and each other NB Party or NaBANCO Party, respectively, to take any actions required to be taken in order to complete the transactions contemplated by this JV Agreement and the Related Agreements.

    14.10 Absence of Third-Party Beneficiaries.
          ------------------------------------

          No provisions of this JV Agreement, express or implied, are intended or shall be construed to confer upon or give to any Person other than the parties hereto or thereto, any rights, remedies or other benefits under or by reason of this JV Agreement unless specifically provided otherwise herein or therein, and except as so provided, all provisions hereof shall be personal solely between the parties to this JV Agreement.

    14.11 Governing Law.
          -------------

          The validity, construction, performance and enforceability of this JV Agreement shall be governed in all respects by the laws of the State of Georgia applicable to agreements negotiated, executed and performed in Georgia by Georgia parties.

    14.12 Alternative Dispute Resolution.
          ------------------------------

          (a) In the event of a Dispute between one or more NB Parties and one or more NaBANCO parties, such parties shall promptly consult with one another in an effort to resolve the Dispute. Initially, the individuals directly involved will attempt to settle the Dispute and, if they are unable to reach a resolution, their supervisors will attempt to settle the Dispute. Failing a resolution of the Dispute by the individuals directly involved or their supervisors, the individuals designated by the Parties to receive notices under this Agreement shall negotiate in good faith for at least 30 days in an effort to settle the disagreement. If such effort is unsuccessful, the Dispute will be submitted for binding arbitration in accordance with this Section 14.12 through presentation by either party to the other party of a written notification to that effect.

          (b) Any Dispute which is not resolved pursuant to subsection (a) above shall be solely and finally determined by binding arbitration in accordance with the Federal Arbitration Act, the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), and the rules set forth in subsection (c) below. In the event of any inconsistency, the rules set forth in subsection
               (c) below shall govern. Judgment upon any arbitration award may be entered in any court having jurisdiction. Either party may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute with respect to which arbitration is required by this Section 14.12 in any court having jurisdiction over such action.

          (c) The arbitration shall be conducted in Atlanta, Georgia, and shall be administered by JAMS, except as provided below. Before selecting the arbitrator(s), JAMS (or if JAMS is unable or is legally precluded from appointing the arbitrators or administering the arbitration, then the Center for Public Resources) shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. JAMS (or, if applicable, the Center for Public Resources) shall appoint the arbitrator(s), each party to discuss and the arbitrator(s) shall specify the method of administering the arbitration. Upon request by any of the parties involved in the Dispute, JAMS (or, if applicable, the Center for Public Resources) shall select a panel of three arbitrators, but if no such request is made by the time the parties comment on the qualifications for the proposed arbitrators, JAMS (or, if applicable, the Center for Public Resources) may select a single arbitrator unless the JAMS (or, if applicable, the Center for Public Resources) determines that three arbitrators are more appropriate. All arbitration hearings will be commenced no less than forty-five (45) days and no more than ninety (90) days after submission of a written demand for arbitration from a party hereto to the other party, and the Banks and NaBANCO shall exchange final position papers and provide such papers to the arbitrator(s) within thirty (30) days after presentation of a notification submitting the matter to arbitration. The arbitrator(s) shall be permitted, upon a showing of cause, to extend the commencement of such hearing for up to, but no longer than, an additional sixty (60) days. Each party will have no more than six (6) hours at the hearing to present its case, including witnesses, to the arbitrator. The arbitrator(s) shall have the right to employ experts to assist him or her or them in any arbitration proceeding under this
               Section 14.12(c). Within thirty (30) days after the hearing, the arbitrator(s') will render a written decision. All payments due under the arbitrator's decision will be made within thirty (30) days of the issuance of the decision. The arbitrator(s) may assess the fees and expenses of the arbitrator(s) and the other costs of arbitration against one or more parties as the arbitrator(s) deems appropriate (excluding the fees and disbursements of the prevailing party's counsel).

          (d) Nothing contained in this Section 14.12 shall limit or impair the right of any party to seek injunctive relief from any court of competent jurisdiction with respect to any Dispute involving a breach of any of the exclusivity rights or noncompetition provisions of the JV Agreement, provided, however, the sole and exclusive remedy in any such judicial proceeding shall be the issuance of temporary restraining order, preliminary injunction or other interlocutory relief in order to maintain the status quo while the parties pursue resolution of the Dispute. As otherwise provided in Section 14.12.

          (e) In no event shall either party seek or be entitled to punitive or exemplary damages.

    14.13 Counterparts.
          ------------

          This JV Agreement may be executed in multiple separate counterparts, each of which shall be deemed an original but which when taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this JV Agreement as of the date first above written.

                                    NATIONSBANK N.A. (CAROLINAS)

                                    By:/s/ Frank L. Gentry
                                       ----------------------------------
                                       Frank L. Gentry
                                       Executive Vice President


                                    NATIONSBANK OF FLORIDA, N.A.

                                    By:/s/ Frank L. Gentry
                                       ----------------------------------
                                       Frank L. Gentry
                                       Executive Vice President


                                    NATIONAL BANCARD CORPORATION

                                    By:/s/ Randolph L.M. Hutto
                                       -------------------------------
                                       Randolph L.M. Hutto
                                       Executive Vice President


                                    NATIONSBANK CORPORATION

                                    By:/s/ Frank L. Gentry
                                       ----------------------------------
                                       Frank L. Gentry
                                       Executive Vice President


                                    FIRST FINANCIAL MANAGEMENT CORPORATION

                                    By:/s/ Randolph L.M. Hutto
                                       -------------------------------
                                       Randolph L.M. Hutto
                                       Senior Executive Vice President

                          [LOGO OF FFMC APPEARS HERE]

                     First Financial Management Corporation
             3 Corporate Square, Suite 700, Atlanta, Georgia 30329
                                 (404) 321-0120



                                 April 2, 1995



BY FACSIMILE

Ms. Eileen M. Friars
President, NationsBank Merchant Services
101 S. Tryon Street
Charlotte, North Carolina 28255

Dear Eileen:

     First Financial Management Corporation, National Bancard Corporation (NaBANCO") and First Financial Bank ("FFB") hereby agree that the Joint Venture Formation Agreement among NationsBank, N.A. (Carolinas), NationsBank of Florida, N.A. and National Bancard Corporation, dated April 2, 1995 (the "JV Agreement") will be revised to reflect our agreement that in the case of an "Expansion Territory" purchase in accordance with the terms of Section 5.5 of the JV Agreement, the NationsBank Sub will have an option to purchase, rather than being required to purchase, any portfolio in an Expansion Territory that has been purchased by NaBANCO/FFB within twelve months of the date the territory becomes an Expansion Territory, the purchase price for which would be greater than 1.75 times the Annual Gross Profit as defined in the JV Agreement.

                                       Sincerely,

                                       /s/ Randolph L. M. Hutto
                                       ------------------------
                                       Randolph L. M. Hutto
                                       Senior Executive Vice President &
                                       General Counsel

:rlmh